SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Medivation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY COPY—SUBJECT TO COMPLETION

MEDIVATION, INC.

201 Spear Street, 3rd Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on July 13, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Medivation, Inc., a Delaware corporation. The Annual Meeting will be held on Friday, July 13, 2012 at 8:30 a.m. local time at the offices of Cooley LLP, Medivation’s outside counsel, located at 101 California Street, 5th Floor, San Francisco, California 94111 for the following purposes:

1.	To elect our Board of Directors’ nominees, Daniel D. Adams, Gregory H. Bailey, M.D., Kim D. Blickenstaff, David T. Hung, M.D. and W. Anthony Vernon, to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To approve Medivation’s Amended and Restated 2004 Equity Incentive Award Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,800,000 shares (on a pre-split basis) and to approve the plan’s performance criteria and award limits to enable certain incentive compensation under the plan to qualify as tax-deductible “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m).

3.	To approve an amendment to Medivation’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Medivation’s common stock from 50,000,000 shares to 85,000,000 shares (on a pre-split basis).

4.	To approve an amendment to Medivation’s Restated Certificate of Incorporation, as amended, to effect a two-for-one stock split, with a proportionate increase in the number of authorized shares of Medivation’s common stock.

5.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

6.	To approve, on an advisory basis, the compensation of Medivation’s named executive officers, as disclosed in the accompanying proxy statement.

7.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is May 25, 2012. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

C. Patrick Machado

Corporate Secretary

San Francisco, California

June     , 2012

You are cordially invited to attend the Annual Meeting in person. It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically over the internet or by telephone, or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

PRELIMINARY COPY—SUBJECT TO COMPLETION

MEDIVATION, INC.

201 Spear Street, 3rd Floor

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

July 13, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Medivation, Inc., or Medivation, is soliciting your proxy to vote at Medivation’s 2012 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof, to be held on Friday, July 13, 2012 at 8:30 a.m. local time at the offices of Cooley LLP, Medivation’s outside counsel, located at 101 California Street, 5th Floor, San Francisco, California 94111. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2011 Annual Report, are being distributed and made available on or about June     , 2012.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2011 Annual Report, over the internet. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record with instructions for accessing the proxy materials and voting over the internet or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the internet or to request a printed copy of the proxy materials may be found in the Notice.

We intend to mail the Notice on or about June     , 2012 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after June     , 2012. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Friday, July 13, 2012 at 8:30 a.m. local time at 101 California Street, 5th Floor, San Francisco, California 94111. Directions to the annual meeting may be found at www.cooley.com/offices. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on May 25, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were              shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on May 25, 2012 your shares were registered directly in your name with Medivation’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 25, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are six matters scheduled for a vote:

•	Proposal No. 1: the election of five directors;

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Proposal No. 2: the approval of our Amended and Restated 2004 Equity Incentive Award Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,800,000 shares (on a pre-split basis) and to approve the plan’s performance criteria and award limits to enable certain incentive compensation under the plan to qualify as tax-deductible “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m);

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Proposal No. 3: the approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 50,000,000 shares to 85,000,000 shares (on a pre-split basis);

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Proposal No. 4: the approval of an amendment to our Restated Certificate of Incorporation, as amended, to effect a two-for-one stock split, with a proportionate increase in the number of authorized shares of our common stock.

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Proposal No. 5: the ratification of the selection by Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	Proposal No. 6: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy over the internet or vote by proxy using a printed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on July 12, 2012 to be counted.

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To vote over the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on July 12, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 25, 2012.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without indicating voting selections, your shares will be voted, as applicable:

•	“For” the election of all five nominees for director;

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“For” our Amended and Restated 2004 Equity Incentive Award Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,800,000 shares (on a pre-split basis) and to approve the plan’s performance criteria and award limits;

•

“For” the approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 50,000,000 shares to 85,000,000 shares (on a pre-split basis);

•

“For” the approval of an amendment to our Restated Certificate of Incorporation, as amended, to effect a two-for-one stock split, with a proportionate increase in the number of authorized shares of our common stock;

•	“For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	“For” the advisory approval of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, the proxyholders will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or over the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 201 Spear Street, 3rd Floor, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by                     , 2012, to our Corporate Secretary at 201 Spear Street, 3rd Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pursuant to our bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2013 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on April 14, 2013 nor earlier than the close of business on March 15, 2013. However, if our 2013 Annual Meeting of Stockholders is not held between June 13, 2013 and August 12, 2013, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2013 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2013 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Medivation has not been provided with timely notice and (ii) any proposal made in accordance with Medivation’s bylaws, if the 2013 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to the other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposal No. 2, Proposal No. 3, Proposal No. 4, Proposal No. 5 and Proposal No. 6, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal No. 3 and Proposal No. 4. For Proposal No. 3 and Proposal No. 4, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including approval of equity compensation plans and the advisory stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

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For the election of directors, the five nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting) will be elected. Only votes “For” will affect the outcome. Broker non-votes and “Withhold” votes will have no effect.

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To be approved, Proposal No. 2, the approval of our Amended and Restated 2004 Equity Incentive Award Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,800,000 shares (on a pre-split basis) and to approve the plan’s performance criteria and award limits, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal No. 3, the approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 50,000,000 shares to 85,000,000 shares (on a pre-split basis), must receive “For” votes from the holders, either present in person or represented by proxy, of a majority of the outstanding shares of our common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes; however, Proposal No. 3 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

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To be approved, Proposal No. 4, the approval of an amendment to our Restated Certificate of Incorporation, as amended, to effect a two-for-one stock split, with a proportionate increase in the number of authorized shares of our common stock, must receive “For” votes from the holders, either present in person or represented by proxy, of a majority of the outstanding shares of our common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes; however, Proposal No. 4 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

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To be approved, Proposal No. 5, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, Proposal No. 5 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5.

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Proposal No. 6, advisory approval of the compensation of our named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were              shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Annual Meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Medivation’s Board of Directors, or the Board, consists of five directors. There are five nominees for director this year, each of whom was recommended for re-election by the Nominating and Corporate Governance Committee of the Board, or the Nominating and Corporate Governance Committee. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of Medivation who was previously elected by the stockholders. It is our policy to encourage our directors and nominees for director to attend our annual meetings. Dr. Hung and Messrs. Adams, Blickenstaff and Vernon attended the 2011 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The five nominees receiving the highest number of affirmative votes will be elected. Shares represented by proxies will be voted, if authority to do so is not withheld, “For” the election of the five nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following includes a brief biography of each nominee for director, including their respective ages as of April 30, 2012. The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, possesses the appropriate talent, skills and expertise to oversee our business and operations. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting and retaining members who complement and strengthen the skills of the other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board to determine that the applicable nominee should serve as a member of the Board as of the date of this Proxy Statement.

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD WITH MEDIVATION
Daniel D. Adams	71	Executive Chairman of Protein Sciences Corporation
Gregory H. Bailey, M.D.	56	Managing Partner of Palantir Group, Inc.
Kim D. Blickenstaff	59	President and Chief Executive Officer of Tandem Diabetes Care, Chairman of the Board of Medivation, Inc.
David T. Hung, M.D.	54	President and Chief Executive Officer of Medivation, Inc.
W. Anthony Vernon	56	Executive Vice President of Kraft Foods, Inc. and President of Kraft Foods of North America

Daniel D. Adams. Mr. Adams has served as a member of our Board since 2005. Mr. Adams is Chairman of the Audit Committee of the Board, or the Audit Committee, and the Nominating and Corporate Governance Committee, and a member of the Compensation Committee of the Board, or Compensation Committee. Mr. Adams has been the Executive Chairman of Protein Sciences Corporation, a biopharmaceutical company, since 2010 and Chairman of its board of directors since April 2009. He previously served as President and Chief Executive Officer of Protein Sciences Corporation from July 1996 until he became Executive Chairman in 2010. Mr. Adams also was a co-founder and the first Chief Executive Officer of Biogen, and the founder and Chief Executive Officer of Advanced Genetic Sciences, Inc., Plant Genetic Systems and Allerx, Inc. Mr. Adams holds a B.A. in Chemistry from Cornell University and a J.D. magna cum laude from New York University School of Law. Mr. Adams brings to the Board considerable industry, executive management and financial experience as a prior founder and chief executive officer of multiple life sciences companies.

Gregory H. Bailey, M.D. Dr. Bailey has served as a member of our Board since 2005. Dr. Bailey is a member of our Compensation Committee and our Audit Committee. Since January 2007, Dr. Bailey has been the managing partner of Palantir Group, Inc., a biotech merchant bank. From April 2006 to December 2008, Dr. Bailey was on the board of directors of Opexa Therapeutics, Inc., or Opexa, a publicly held cellular therapy company. From May 2004 until January 2007, Dr. Bailey was managing director at MDB Capital Group LLC, an investment banking firm. Prior to that, Dr. Bailey was a life science analyst at Participating Capital, an investment banking firm, since 1995. Dr. Bailey holds an M.D. from the University of Western Ontario. Dr. Bailey brings to the Board his substantial experience in the capital markets, particularly relating to life sciences companies.

Kim D. Blickenstaff. Mr. Blickenstaff has served as a member of our Board since 2005 and as the Chairman of our Board since 2007. Mr. Blickenstaff is a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Blickenstaff has been President and Chief Executive Officer of Tandem Diabetes Care, a privately held company focusing on improved insulin infusion therapy, since September 2007. From 1988 until August 2007, Mr. Blickenstaff served as Chairman and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products. Mr. Blickenstaff was a director of SenoRx, Inc., a public company that is focused on developing improved breast cancer biopsy and treatment devices from 2002 to 2010, and was a member of its compensation committee. Mr. Blickenstaff was formerly a certified public accountant and has more than 10 years of experience overseeing the preparation of financial statements. Mr. Blickenstaff received a B.A. from Loyola University, Chicago and an M.B.A. from the Graduate School of Business, Loyola University, Chicago. We recruited Mr. Blickenstaff to the Board based on his substantial experience as a founder and chief executive officer of life sciences companies, as well as his financial and accounting skills and experience.

David T. Hung, M.D. Dr. Hung has been our President and Chief Executive Officer, as well as a member of our Board, since December 2004. Previously, Dr. Hung served as the President and Chief Executive Officer, and member of the board of directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999) and as President and Chief Executive Officer (1999-2001). Dr. Hung served as a consultant to Cytyc Corporation from 2001 until 2002 to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Hung is a director and member of the compensation committee of Opexa. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College. Dr. Hung is a co-founder of Medivation, has served as our President and Chief Executive Officer since inception, and is responsible for our overall corporate strategy and selection of our product development candidates. Dr. Hung also brings to the Board his experience as a practicing physician and molecular biologist.

W. Anthony Vernon. Mr. Vernon has served as a member of our Board since 2006. Mr. Vernon is Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. He has served at Kraft Foods, Inc., a publicly held food company, as Executive Vice President and President, Kraft Foods of North America since 2009, where he leads Kraft’s $24 billion business in the United States and Canada. From 2006 to 2009, Mr. Vernon was the Healthcare Industry Partner at Ripplewood Holdings, Inc., a private equity firm. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson, a public company engaged in the research and development, manufacture and sale of products in the health care field. From 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company which is a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company which is a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and Nutritionals, Worldwide President of The Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics. He is also a director of several consumer, biotech and medical device companies, including NovoCure Ltd., and was formerly a director of Uluru Inc., a public specialty pharmaceutical company, from August 2007 to December 2009. Mr. Vernon also serves as a director of the Philadelphia Youth Organization, a non-profit foundation. Mr. Vernon received a B.A. from Lawrence University and an M.B.A. from the Northwestern University Kellogg Graduate School of Management. We recruited Mr. Vernon to the Board based on his substantial executive management, commercialization, business development and financial experience at a large, multinational pharmaceutical company.

All directors will hold office until our next annual meeting of stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

THE BOARD RECOMMENDS

A VOTE “FOR” ALL OF THE NAMED NOMINEES.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with Medivation’s counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Medivation, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Adams, Dr. Bailey, Mr. Blickenstaff and Mr. Vernon. In making this determination, the Board found that none of these nominees for director had a material or other disqualifying relationship with us. Dr. Hung, our President and Chief Executive Officer, is not an independent director by virtue of his employment with us.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent Chairman, Mr. Blickenstaff, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, our Chairman has substantial ability to shape the work of the Board. The Board believes separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of Medivation. In addition, the Board believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of Medivation and its stockholders. As a result, the Board believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Our Board has four independent members within the meaning of the applicable NASDAQ listing standards and one non-independent member, Dr. Hung, our Chief Executive Officer. A number of our independent Board members have served as members of senior management of other public companies and are serving or have served as directors of other public companies. We have three Board committees composed solely of independent directors within the meaning of the applicable NASDAQ listing standards. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by our (non-executive) Chairman, benefits Medivation and its stockholders and enhances our Board leadership structure.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board is responsible for the consideration and oversight of risks facing Medivation, and is responsible for ensuring that material risks are identified and managed appropriately. The Board does not have a standing risk management committee, but rather administers this function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Medivation. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to limit, monitor and control these exposures. Our Nominating and Corporate Governance Committee reviews the qualifications of all new and incumbent directors and recommends to the full Board whether the Board should elect or nominate them. Our Compensation Committee provides oversight of all compensation plans for

Medivation, and ensures that there are appropriate incentives for meeting both short-term and long-term objectives and increasing stockholder value over time. While each committee is responsible for addressing risks inherent in their respective areas of oversight, the entire Board is informed through reports from the committee members about the risks.

MEETINGS OF THE BOARD OF DIRECTORS

Our Board met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present, and met in executive session four times in 2011. The Chairman of the Board generally presides over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2011 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Daniel D. Adams	X	*	X		X	*
Gregory H. Bailey, M.D.	X		X
Kim D. Blickenstaff	X		X		X
W. Anthony Vernon			X	*	X
Total meetings in fiscal 2011	4		2		—	(1)

*	Committee Chairperson.

(1)	The Nominating Committee did not hold any formal meetings in 2011, but rather acted by written consent.

Below is a description of each committee of our Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Medivation.

Audit Committee

The Audit Committee is responsible for reviewing the work of our internal accounting processes and our independent registered public accounting firm. To this end, the Audit Committee performs several functions, including meeting to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, which includes a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommending whether or not such financial statements should be included in the applicable filings. The Audit Committee has the sole authority for the appointment, compensation and oversight of our independent registered public accounting firm and approval of any significant non-audit relationship with the independent registered public accounting firm and is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statements. The Audit Committee is composed of Directors Adams, Bailey and Blickenstaff, and met four times during the 2011 fiscal year. The Audit Committee has a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this Proxy Statement.

Our Board reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). Our Board has also determined that each of Messrs. Adams and Blickenstaff qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including his formal education and experiences as described in their biographies included in this Proxy Statement.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management of Medivation. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards , Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Medivation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted,

The Audit Committee of the Board of Directors

Daniel D. Adams, Chairman

Gregory H. Bailey, M.D.

Kim D. Blickenstaff

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Medivation under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The purpose of the Compensation Committee is to design (in consultation with management and our Board), recommend for approval and evaluate our compensation plans, policies and procedures, to review and approve the compensation of the executive officers and directors, and to produce an annual report on executive compensation for inclusion in our proxy materials. In carrying out these purposes, the Compensation Committee’s responsibilities include: reviewing and, if necessary, revising our compensation philosophy; reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and establishing the compensation of the Chief Executive Officer based on the evaluation; reviewing and approving compensation for other officers and directors; reviewing any stock option, employee pension and benefit plans; reviewing the grant of perquisite benefits; reviewing executive officer and director indemnification and insurance matters; and reviewing any employee loans. The Compensation Committee has the authority to approve the compensation provided to our executive officers. As described in “Executive Compensation—Compensation Discussion and Analysis” below, Medivation engaged Lapis Group, Inc., or Lapis Group, a compensation consulting firm, to, among other things, assist the Compensation Committee in the determination of the key elements of our compensation programs, including cash and equity awards for our executive officers for 2011 and 2012. Representatives of Lapis Group met with our executive officers for purposes of gathering information on compensation proposals that management may make to the Compensation Committee, but developed its recommendations regarding specific compensation levels independently of our executive officers and provided its recommendations directly to the Compensation Committee. Reviews of our compensation programs are performed annually. Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee is composed of Directors Blickenstaff, Adams, Bailey and Vernon, each of whom is independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met twice during the 2011 fiscal year. The Compensation Committee has a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this Proxy Statement.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2011, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in greater detail in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis.” For information regarding our processes and procedures for the consideration and determination of director compensation, please see “Executive Compensation—Director Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Directors Blickenstaff, Adams, Bailey and Vernon. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the members of our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and Medivation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted,

The Compensation Committee of the Board of Directors

W. Anthony Vernon, Chairman

Gregory H. Bailey, M.D.

Kim D. Blickenstaff

Daniel D. Adams

(1)	The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Medivation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to our Board individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for making recommendations to the Board regarding corporate governance issues. The Nominating and Corporate Governance Committee is composed of Directors Adams, Blickenstaff and Vernon. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee did not formally meet during the 2011 fiscal year, but rather acted by written consent. The Nominating and Corporate Governance Committee has a written charter that is available to stockholders on our website at www.medivation.com; however, information found on our website is not incorporated by reference into this Proxy Statement.

The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in our industry, experience as a board member of another publicly held company and academic expertise in an area of our operations. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business and operations.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Nominating and Corporate Governance Committee considers incumbent members of the Board and other well-qualified individuals as potential director nominees. The Nominating and Corporate Governance Committee may retain an executive search firm to identify Board candidates, and if so, will approve the search firm’s fees and other retention terms and specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Corporate Governance Committee did not engage a third party to identify or assist in identifying potential director nominees for election at the Annual Meeting. The Nominating and Corporate Governance Committee makes its recommendations to the Board, which selects the candidate or candidates it believes are the most qualified to recommend to the stockholders as a director nominee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Corporate Secretary at 201 Spear Street, 3rd Floor, San Francisco, California 94105 at least 120 days prior to the anniversary date of the mailing of Medivation’s proxy statement for the last annual meeting of stockholders and must include the following information:

•	name and address of the nominating stockholder;

•	a representation that the nominating stockholder is a record holder;

•	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;

•	information regarding each nominee that would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between the nominating stockholder and the nominee; and

•	the consent of each nominee to serve as a director, if elected.

The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified any other person, including members of our Board. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may direct correspondence to the Board or any individual member of the Board to our Corporate Secretary at our principal executive offices at 201 Spear Street, 3rd Floor, San Francisco, California 94105. The Corporate Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review upon request. The Corporate Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication.

CODE OF ETHICS

We have adopted a written code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons serving similar functions. The code of business conduct and ethics is available in the Investor Relations section of our website at www.medivation.com; however, information found on our website is not incorporated by reference into this Proxy Statement. If we make any substantive amendments to our code of business conduct and ethics or grant to any of our directors or executive officers any waiver, including any implicit waiver, from a provision of our code of business conduct and ethics, we will disclose the nature of the waiver or amendment on our website or in a Current Report on Form 8-K.

PROPOSAL NO. 2

APPROVAL OF AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN

Our Board is requesting stockholder approval of the amendment and restatement of our Amended and Restated 2004 Equity Incentive Award Plan, or the 2004 Plan. The Board approved the amendment and restatement of the 2004 Plan on May 14, 2012, subject to stockholder approval. The 2004 Plan, as amended and restated, or the Amended 2004 Plan, will become effective immediately upon stockholder approval of this proposal at the Annual Meeting.

The purpose of the amendment and restatement of the 2004 Plan is to increase the aggregate number of shares of our common stock which may be issued or transferred pursuant to awards under the 2004 Plan from 7,500,000 shares to 9,300,000 shares (on a pre-split basis).

Approval of the Amended 2004 Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant awards under the Amended 2004 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation and we believe it is in the best interests of Medivation and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the plan must (i) describe the employees eligible to receive the awards, (ii) provide a per-person limit on the number of shares subject to the awards that may be granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders and, accordingly, the Board is requesting stockholder approval of the Amended 2004 Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance-based awards granted under the Amended 2004 Plan (as described in the summary below).

History

The existing 2004 Plan was approved by our stockholders on May 30, 2007.

As of December 31, 2011, options to purchase 4,301,808 shares of common stock were outstanding, 101,617 shares of common stock were subject to unvested restricted stock units, or RSUs, 62,500 shares of common stock were subject to outstanding performance share awards, 501,226 shares of common stock remained available for grant, 2,452,077 options to purchase shares of common stock had been exercised and 80,772 shares subject to RSUs had vested under our existing 2004 Plan. In addition, as of December 31, 2011, 262,800 shares of common stock were subject to outstanding stock appreciation rights; however, as a result of the limited number of shares remaining available for issuance under the 2004 Plan, until such time as our stockholders approve an increase to the number of shares of common stock available for issuance under the 2004 Plan, as requested in this Proposal No. 2, the stock appreciation rights may be settled only in cash. Following such approval, if it occurs, the stock appreciation rights may be settled only in common stock. As of December 31, 2011, the outstanding options and stock appreciation rights had a weighted average exercise price of approximately $20.09 per share. Outstanding options to purchase an aggregate of 56,781 shares were held by consultants who are not officers or directors of Medivation. As of May 25, 2012, the closing sales price of our common stock was $             per share.

Description of the Amended 2004 Plan

The material features of the Amended 2004 Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended 2004 Plan itself which is attached to this proxy statement as Annex A.

Purpose

The purpose of the Amended 2004 Plan is to promote the success and enhance the value of Medivation by linking the personal interests of the members of the Board and our employees, officers, executives and consultants of Medivation and of our subsidiaries to those of our stockholders and by providing the individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Amended 2004 Plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of members of the Board and the employees, officers, executives and consultants of Medivation and of our subsidiaries upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent.

Securities Subject to the Amended 2004 Plan

Under the Amended 2004 Plan, a total of 9,300,000 shares of our common stock are reserved for issuance pursuant to awards granted under the Amended 2004 Plan.

To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award will be available for future grant or sale under the Amended 2004 Plan. Shares which are delivered to us by a participant or withheld by us upon the exercise of an award in payment of the exercise price or in satisfaction of tax withholding obligations will be treated as issued under the Amended 2004 Plan and be deducted from the aggregate number of shares that may be issued under the Amended 2004 Plan. The shares of common stock delivered pursuant to a full value award will reduce the aggregate share limit described in the previous paragraph by 1.4 shares for each share of our common stock subject to a full value award. A full value award is any award other than an option or other award for which a participant pays the value of the common stock on the date of grant (whether directly or by forgoing a right to receive a payment from Medivation). To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired by Medivation or any our subsidiaries will not be counted against shares available for grant pursuant to the Amended 2004 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended 2004 Plan.

No shares may again be the subject of options, granted or awarded if the action would cause any option intended to qualify as an incentive stock option under Section 422 of the Code not to so qualify.

Administration

The Compensation Committee will administer the Amended 2004 Plan. To administer the Amended 2004 Plan, our Compensation Committee must consist of at least two members of the Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Code, an “outside director” for the purposes of Section 162(m). Subject to the terms and conditions of the Amended 2004 Plan, our Compensation Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended 2004 Plan. Our Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Amended 2004 Plan. The Board may at any time abolish the Compensation Committee and/or revest in itself the authority to administer the Amended 2004 Plan.

Our Compensation Committee may (1) delegate to a committee of one or more members of the Board who are not “outside directors” for the purposes of Section 162(m) of the Code the authority to grant awards under the

Amended 2004 Plan to eligible persons who are either (a) not then “covered employees” within the meaning of Section 162(m) and are not expected to be covered employees at the time of recognition of income resulting from the award or (b) not persons with respect to whom we wish to comply with Section 162(m) and/or (2) delegate to a committee of one or more members of the Board who are not “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act the authority to grant awards under the Amended 2004 Plan to eligible persons who are not then subject to Section 16 of the Exchange Act.

Eligibility

All of the approximately              employees, four directors and              consultants of Medivation and our subsidiaries as of May 25, 2012 are eligible to participate in the Amended 2004 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended 2004 Plan only to employees of Medivation and employees of our subsidiaries.

Awards Under the Amended 2004 Plan

The Amended 2004 Plan provides that our Compensation Committee may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, stock payments, performance shares, performance-based awards or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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Nonqualified Stock Options, or NQSOs, provide for the right to purchase common stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than the fair market value of the underlying securities on the date of grant (but not less than par value), and usually will become exercisable (at the discretion of our Compensation Committee) in one or more installments after the grant date, subject to the participant’s continued service with us and/or subject to the satisfaction of our performance targets and individual performance targets established by our Compensation Committee. NQSOs may be granted for any term not to exceed ten years from the date of grant specified by our Compensation Committee. Any NQSO issued with an exercise price less than the fair market value of the underlying securities on the date of grant is considered a full value award and will reduce the aggregate share limit reserved for issuance under the Amended 2004 Plan by 1.4 shares for each share covered by the NQSO. Our Compensation Committee will determine the methods by which the exercise price of an NQSO may be paid, including cash, promissory note, shares of our common stock, or other property acceptable to the Compensation Committee (including through delivery of a notice that the participant has placed a market sell order with a broker with respect to shares issuable upon exercise of the NQSO, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the exercise price, provided that payment of the proceeds is made to us upon the sale).

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Incentive Stock Options, or ISOs, are designed to comply with the provisions of Section 422 of the Code and are subject to specified restrictions contained in the Code. Among the restrictions, ISOs must have an exercise price not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant, but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least ten percent of the total combined voting power of all classes of our capital stock, the Amended 2004 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NQSOs. Our Compensation Committee will determine the methods by which the exercise price of an ISO may be paid, which may include the forms of payment described above for NQSOs.

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Restricted Stock may be granted to participants and made subject to the restrictions as may be determined by our Compensation Committee (including limitations on voting rights or the right to receive dividends on the restricted stock). Except as otherwise determined by the Compensation Committee, upon termination of a participant’s service during the applicable restriction period, restricted stock that is at that time subject to restrictions will be forfeited. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire.

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Restricted Stock Units may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued service or on performance criteria established by our Compensation Committee. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, the stock issuable with respect to restricted stock units will not be issued until the restricted stock unit award has vested and the award has been settled. Recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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Stock Appreciation Rights, or SARs, may be granted in connection with stock options or separately. SARs granted by our Compensation Committee in connection with stock options typically will provide for payments to the holder based upon increases in the fair market value of our common stock over the exercise price of the related option. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation under Section 162(m) of the Code, there are no restrictions specified in the Amended 2004 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by our Compensation Committee in the SAR agreements. Our Compensation Committee may elect to pay SARs in cash or in common stock or in a combination of both. SARs may be granted for any term not to exceed ten years from the date of grant specified by our Compensation Committee. Any SAR issued with an exercise price less than the fair market value of the underlying securities on the date of grant is considered a full value award and will reduce the aggregate share limit reserved for issuance under the Amended 2004 Plan by 1.4 shares for each share covered by the SAR.

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Dividend Equivalents represent the right to receive the value (in cash or common stock) of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

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Stock Payments may be authorized by our Compensation Committee in the form of shares of common stock or an option or other right to purchase common stock as part of any bonus, deferred compensation or arrangement in lieu of all or any part of the compensation.

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Performance Share Awards represent the right to receive cash, common stock or other awards, the payment of which is contingent upon achieving performance goals established by our Compensation Committee. The awards may be denominated in a number of shares of common stock or in a dollar value of shares of common stock.

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Performance-Based Awards are awards of restricted stock, restricted stock units, dividend equivalents, stock payments or performance shares granted to an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code. The awards are subject to terms and conditions, as described under “Section 162(m)” below.

A full value award, which is an award other than an option or other award for which a participant pays the value of the common stock on the date of grant (whether directly or by forgoing a right to receive a payment from Medivation), made to an employee or consultant must vest over a period of at least three years, and in the case of a performance-based full value award, must vest over at least a one-year period, except that full value awards may fully vest upon the participant’s death or disability and upon a change of control.

The maximum number of shares which may be subject to all awards (including options, SARs and performance-based awards) granted under the Amended 2004 Plan to any one participant during any calendar year may not exceed 1,000,000 shares of common stock and the maximum amount that may be paid in cash to any one participant during any calendar year with respect to any performance-based award is $5,000,000. The limits are designed to allow us to grant certain awards that are exempt from the $1 million limit on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Section 162(m). Our Compensation Committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the $1 million limit on deductible compensation imposed by Section 162(m) of the Code. Our Compensation Committee may grant to the covered employees restricted stock, RSUs, dividend equivalents, performance shares and stock payments that may qualify as performance-based compensation that is not subject to the $1 million limit on deductible compensation. The awards may be paid, vest or become exercisable only upon the attainment of performance goals which are related to one or more of the following performance criteria:

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	net losses;

•	sales or revenue;

•	operating earnings;

•	operating cash flow;

•	return on net assets;

•	return on assets or capital;

•	return on stockholders’ equity;

•	stockholder returns;

•	gross or net profit margin;

•	earnings per share;

•	price per share of our common stock; and

•	market share.

The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree the performance goals have been attained will be determined by our Compensation Committee. Performance goals may be expressed in terms of Medivation’s overall performance or the performance of a division or business unit, and may be measured either in absolute terms or as compared to any incremental increase or results of a peer group. Our Compensation Committee may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of performance goals for a performance period in order to prevent the dilution or enlargement of the rights of participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting Medivation, or our financial statements, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. In addition, our Compensation Committee retains the discretion to reduce or eliminate the amount due under a performance-based award upon attainment of the performance goals and, within the time prescribed by Section 162(m) of the Code, define the manner of calculating the performance criteria it selects to use for a performance period.

Limits on Transferability

Awards may generally not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and no right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than us or any of our subsidiaries, and no award may be subject to any lien, obligation, or liability of a participant to any party other than us or any our subsidiaries. Our Compensation Committee may allow awards other than ISOs to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes). ISOs may not be transferable. If our Compensation Committee makes an award transferable, the award will contain the additional terms and conditions as our Compensation Committee deems appropriate. Awards may in no event be transferred if the participant receives consideration in connection with the transfer.

Adjustments Upon Changes in Capitalization

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other extraordinary distribution (other than normal cash dividends) of assets to our stockholders (including extraordinary dividends) or any other change affecting our common stock, our Compensation Committee will make proportionate adjustments to the aggregate number and type of shares of stock that may be issued under the Amended 2004 Plan (including the limitations on the number of shares issuable to a participant during a given calendar year), the terms and conditions of any award outstanding under the Amended 2004 Plan (including any applicable performance targets or criteria), and the grant or exercise price of any such award. Any adjustment affecting an award intended to qualify as performance-based compensation will be made consistent with the requirements of Section 162(m) of the Code. The form and manner of any such adjustments will be determined in the sole discretion of the Compensation Committee.

Change of Control

In the event of a change of control, all unvested awards under the Amended 2004 Plan will become fully vested and exercisable or payable, as applicable, and all forfeiture restrictions on the awards will lapse. Upon, or in anticipation of, a change of control, our Compensation Committee may cause any and all awards outstanding under the Amended 2004 Plan to terminate at a specific time in the future and will give each participant the right to exercise the awards during a period determined by the Compensation Committee. Under the Amended 2004 Plan, a change of control is generally defined as:

•	the direct or indirect acquisition of 50% or more of the voting stock of Medivation;

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if, during any period of two consecutive years, individuals who, at the beginning of the period, constitute the Board together with any new director(s) whose election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

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the consummation by Medivation (whether directly involving Medivation or indirectly involving Medivation through one or more intermediaries) of (i) a merger, consolidation, reorganization or business combination, (ii) a sale or other disposition of all or substantially all of our assets or (iii) the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); or

•	a liquidation or dissolution of Medivation.

Amendment and Termination of the Amended 2004 Plan

With the approval of the Board, our Compensation Committee may amend, modify or terminate the Amended 2004 Plan at any time and for any reason. However, the Amended 2004 Plan requires stockholder approval for any amendment to the Amended 2004 Plan to the extent necessary to comply with applicable laws, rules and regulations, or stock exchange rules. Stockholder approval is also required for any amendment to the Amended 2004 Plan that increases the number of shares available under the Amended 2004 Plan (other than any adjustments as discussed above), permits the Compensation Committee to extend the exercise period for an option beyond ten years from the date of grant, or results in a material increase in benefits or a change in eligibility requirements. Absent approval of our stockholders, no option or SAR may be amended to reduce the per-share exercise price of the shares subject to the option or SAR below the per-share exercise price as of the date the option or SAR is granted and, except as otherwise permitted under the Amended 2004 Plan, no option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an option or SAR having a higher per-share exercise price. No termination, amendment, or modification of the Amended 2004 Plan may adversely affect in any material way any award previously granted under the Amended 2004 Plan without the consent of the holder. Unless terminated earlier, the Amended 2004 Plan will terminate on May 30, 2017.

Securities Laws

The Amended 2004 Plan is intended to conform with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The Amended 2004 Plan will be administered, and awards will be granted and may be exercised, if applicable, only in such a manner as to conform to these laws, rules and regulations.

Federal Income Tax Consequences Associated with the Amended 2004 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Amended 2004 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Non-Qualified Stock Options. For federal income tax purposes, if an optionee is granted NQSOs under the Amended 2004 Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) one year after the date the shares were transferred to the optionee. If the common stock is sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the sale or disposition of the shares. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above (in a year other than the year of exercise), the income the optionee recognizes upon the sale or disposition of the shares will not be considered income for alternative minimum tax purposes.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. We generally will be entitled to a deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock and Restricted Stock Units. A participant to whom restricted stock or RSUs are issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. Similarly, when an RSU award vests and the stock issuable with respect to such RSU award is issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of RSUs.

Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Performance Share Awards. A participant who has been granted a performance share award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the Amended 2004 Plan sets the maximum number of shares that can be granted pursuant to such awards to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Rights or awards granted under the Amended 2004 Plan, other than options and SARs, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. Thus, we expect that such other rights or awards under the Amended 2004 Plan will not constitute “performance-based compensation” for purposes of Section 162(m) unless they are granted or vest upon the attainment of one or more of the pre-established objective performance goals that are set forth in the Amended 2004 Plan. We have attempted to structure the Amended 2004 Plan in such a manner that the remuneration attributable to stock options, SARs and other awards which meet the requirements of Section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

New Plan Benefits

Awards under the Amended 2004 Plan are within the discretion of the Board or the Compensation Committee and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of the Amended 2004 Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors or employees under the Amended 2004 Plan.

Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the number of shares of our common stock subject to awards granted under our existing 2004 Plan through May 25, 2012.

Name and position	Number of shares subject to awards
David T. Hung, M.D President, Chief Executive Officer and Director	1,005,733

C. Patrick Machado Chief Business Officer and Chief Financial Officer	573,766

Lynn Seely, M.D. Chief Medical Officer	811,232

Cheryl Cohen Chief Commercial Officer	228,200

Rohan Palekar Former Chief Commercial Officer	546,666

All Current Executive Officers as a Group	2,618,931

All Current Non-Executive Directors as a Group	701,650

All Current Employees as a Group (including all current non-executive officers)	3,959,117

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Amended 2004 Plan.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to all of Medivation’s compensation plans in effect as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)		Weighted-average exercise price of outstanding options, warrants and rights (b)($)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders (1)	4,301,808	(2)	$18.34	(3)	501,226
Equity compensation plans not approved by security holders	—		—		—
Total	4,301,808	(2)	$18.34	(3)	501,226

(1)	Consists of securities issuable under our 2004 Plan.

(2)	Until such time as our stockholders approve an increase to the number of shares of common stock available for issuance pursuant to our 2004 Plan, outstanding SARs may be settled only in cash. Accordingly, outstanding SARs are not included in this amount.

(3)	Calculated as the weighted average exercise price of outstanding options. RSUs and performance share awards do not have an exercise price.

PROPOSAL NO. 3

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board is requesting stockholder approval of an amendment to our Restated Certificate of Incorporation, as amended, or the Restated Certificate, to increase the number of authorized shares of our common stock from 50,000,000 shares to 85,000,000 shares (on a pre-split basis). On May 14, 2012, the Board adopted resolutions declaring the foregoing amendment advisable and directing that the amendment be submitted to a vote of the stockholders at the Annual Meeting.

The text of the form of proposed Certificate of Amendment to the Restated Certificate increasing the number of authorized shares of our common stock from 50,000,000 shares to 85,000,000 shares (on a pre-split basis) is attached to this Proxy Statement as Annex B. If our stockholders approve this Proposal No. 3, we expect to file the Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the first sentence of the Fourth Article of our Restated Certificate will read as follows:

“FOURTH: The total number of shares of all classes of stock of which the Corporation shall have the authority to issue is 86,000,000, of which 85,000,000 shall be shares of Common Stock, par value $0.01 per share, and 1,000,000 shall be Preferred Stock, par value $0.01 per share.”

Our Restated Certificate currently authorizes the issuance of up to 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. An increase in the number of authorized shares of our common stock to 100,000,000 shares will increase our total authorized capitalization to 101,000,000 shares of capital stock, which includes our previously authorized 1,000,000 shares of preferred stock.

Of the 50,000,000 shares of our common stock currently authorized, as of the close of business on May 25, 2012, there were              shares of common stock outstanding. In addition to the              shares of common stock outstanding on May 25, 2012, an aggregate of              shares were reserved for issuance under the 2004 Plan, an aggregate of 22,904 shares were reserved for issuance pursuant to outstanding warrants and an aggregate of 3,643,432 shares were reserved for issuance pursuant to our outstanding convertible notes as of that date.

The Board has approved the proposed increase in authorized common stock for the primary purpose of bringing our capital structure in line with those of similarly situated companies with respect to shares of common stock available for issuance as a percentage of total authorized shares. Although, at present, the Board has no immediate plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use our common stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, products or technologies; and other purposes. If this Proposal No. 3 is not approved by our stockholders, it is possible that our financing and business development alternatives may be limited by the lack of unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In short, if our stockholders do not approve this Proposal No. 3, we may not be able to access the capital markets, complete corporate collaborations or partnerships, and pursue other business opportunities integral to our growth and success.

The additional common stock to be authorized by stockholder approval of this Proposal No. 3 would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal No. 3 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this Proposal

No. 3 could be issued by the Board without further vote of our stockholders except as may be required in particular cases by our Restated Certificate, applicable law, regulatory agencies or the NASDAQ listing standards. Under our Restated Certificate, stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in Medivation.

The proposed amendment to our Restated Certificate to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal No. 3 is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any attempts directed at us), stockholders should be aware that approval of this Proposal No. 3 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If our stockholders approve the proposed amendment to our Restated Certificate, it will become effective upon filing with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following stockholder approval. However, even if our stockholders approve the proposed amendment, our Board retains discretion under Delaware law not to implement the proposed amendment. If our Board were to exercise such discretion, the number of authorized shares would remain at the current level.

Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF TWO-FOR-ONE STOCK SPLIT

Our Board is requesting stockholder approval of an amendment to our Restated Certificate to effect a two-for-one stock split of our common stock and a corresponding proportionate increase in the number of authorized shares of our common stock.

On May 14, 2012, the Board approved an amendment to our Restated Certificate to (i) effect a two-for-one forward stock split of our common stock, or the Stock Split, and (ii) proportionately increase the number of authorized shares of our common stock. The text of the form of proposed Certificate of Amendment to the Restated Certificate is attached to this Proxy Statement as Annex C. If our stockholders approve this Proposal No. 4, the Stock Split and the corresponding proportionate increase in the number of authorized shares of our common stock would become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. It is expected that this filing will take place promptly following a determination by our Board to, in its discretion, effect the Stock Split, assuming our stockholders approve this Proposal No. 4. However, the Board will determine the exact timing of the filing of the Certificate of Amendment based on its evaluation as to when and if such action will be the most advantageous to us and our stockholders. Such determination shall be based upon certain factors, including existing and expected marketability and liquidity of our common stock, meeting the NASDAQ listing requirements, prevailing market conditions and the likely effect on the market price of our common stock. If the Board fails to implement the Stock Split by our 2013 Annual Meeting of Stockholders, stockholder approval would be required again prior to implementing any stock split. The Board reserves the right, notwithstanding stockholder approval and without any further action by stockholders, to elect not to proceed with the Stock Split if, at any time prior to the filing of the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the Stock Split.

Reasons for the Stock Split

The trading price of our common stock has risen significantly since November 2011, when we reported positive results from a planned interim analysis of our Phase 3 AFFIRM trial. The Board regularly evaluates the effect of the trading price of our common stock on the liquidity and marketability of our common stock and believes the considerable price appreciation has made our common stock less affordable and, therefore, attractive to fewer investors. The Board also believes that this considerable price appreciation, and the associated reduction in number of shares of stock covered by equity awards we issue to newly hired and existing employees, has reduced the attractiveness of our employee equity awards from an optical perspective. The closing market price of our common stock on April 30, 2012 was $80.88 as reported on NASDAQ. The Board believes effecting the Stock Split would make our shares more affordable and attractive to a broader group of potential investors, increase liquidity in the trading of our common stock and increase the attractiveness of our employee equity awards.

The Board believes it is in our best interests to increase proportionately the number of authorized shares of common stock to accommodate the Stock Split.

Effects of the Stock Split

Increase in Shares Held by Individual Stockholders. Following the effective date of the Stock Split, each stockholder will own two times the number shares of our common stock such stockholder held prior to the effective date. However, the Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership of our common stock. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the Stock Split. For example, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to Stock Split would continue to hold two percent of the voting power of the outstanding shares of common stock immediately after the Stock Split. The number of stockholders of record will not be affected by the Stock Split.

Increase in Authorized and Outstanding Shares. Our Restated Certificate currently authorizes the issuance of up to 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Of the 50,000,000 shares of our common stock currently authorized, as of the close of business on May 25, 2012, there were             shares of common stock outstanding. Following the effective date of the Stock Split of the common stock, we will have approximately             shares of common stock outstanding and the number of authorized shares of our common stock will be increased to 100,000,000, for a total of 101,000,000 shares of authorized capital stock. If Proposal No. 3 is approved and the Certificate of Amendment to our Restated Certificate to increase the number of authorized shares of our common stock is filed with the Secretary of State of the State of Delaware as described in Proposal No. 3, then the total number of authorized shares of our common stock will be increased to 170,000,000, for a total of 171,000,000 shares of authorized capital stock.

Rights of Additional Common Stock. The additional common stock to be authorized by stockholder approval of this Proposal No. 4 would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal No. 4 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock, as described in Proposal No. 3 above.

Effect on the 2004 Plan and Outstanding Equity Awards. The Stock Split will proportionately increase the number of shares of common stock available for issuance under the 2004 Plan. Under the terms of our outstanding equity awards, the Stock Split will cause a proportionate increase in the number of shares of common stock issuable upon exercise or vesting of such awards and will cause a proportionate decrease in the exercise price of such awards.

Effect on Outstanding Convertible Notes. In March 2012, we issued $258.8 million aggregate principal amount of our 2.625% convertible senior notes due 2017 in an underwritten offering. The convertible notes have an initial conversion rate of 9.7586 shares of our common stock per $1,000 aggregate principal amount of convertible notes (equivalent to an initial conversion price of approximately $102.47 per share of common stock). Under the terms of the indenture governing the convertible notes, following the effective date of the Stock Split (assuming no other adjustments to the conversion rate occurs), the convertible notes will have an adjusted conversion rate of 19.5172 shares of our common stock per $1,000 aggregate principal amount of convertible notes (equivalent to an adjusted conversion price of approximately $51.24 per share of common stock).

Effect on Outstanding Rights to Purchase Series C Junior Participating Preferred Stock. In December 2006, we adopted a stockholder rights plan, or the Rights Plan, under which we have distributed one right, or Right, for each outstanding share of our common stock. Each Right will entitle the registered holder thereof, after the Rights become exercisable and until January 3, 2017 (or the earlier redemption, exchange or termination of the Rights), to purchase one one-thousandth (1/1,000) of a share of Series C Junior Participating Preferred Stock, par value $.01 per share, or the Preferred Shares, at a price of $130 per one one-thousandth (1/1,000) of a Preferred Share, subject to certain anti-dilution adjustments. In accordance with the terms of the Rights Plan, from and after the effective time of the Stock Split, each share of common stock that is outstanding at the effective time of the Stock Split or is thereafter issued will have one-half (1/2) of a Right associated with it. In addition, if Proposal No. 3 is approved and the Certificate of Amendment to our Restated Certificate to increase the number of authorized shares of our common stock is filed with the Secretary of State of the State of Delaware as described in Proposal No. 3, the Board expects to increase the number of shares of preferred stock designated as Preferred Shares from 50,000 to 85,000 to accommodate the distribution of Rights associated with any additional shares of common stock that may be issued. Pursuant to our Restated Certificate, the Board has the authority, without further action by the stockholders, to designate such additional Preferred Shares.

Regulatory Effects. Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Stock Split will not affect the registration of our common stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. If the Stock Split is implemented, our common stock will continue to trade on The NASDAQ Global Market under the symbol “MDVN” (although NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Stock Split has occurred).

Procedure for Implementing the Stock Split

Upon filing and effectiveness of the Certificate of Amendment with the Secretary of State of the State of Delaware effecting the Stock Split and the corresponding proportionate increase in the number of authorized shares of our common stock, the Stock Split shall occur without any further action on the part of Medivation or the holders of shares of our common stock and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation. Stock certificates or book-entries dated as of a date prior to the effective time of the Stock Split representing outstanding shares of common stock shall, immediately after the effective time of the Stock Split, represent a number of shares equal to the same number of shares of common stock as is reflected on the face of such certificates or book-entries, multiplied by two. We may, but shall not be obliged to, issue new certificates evidencing the post-split shares of common stock outstanding as a result of the Stock Split if and when either (i) the certificates evidencing the shares held by a holder prior to the Stock Split are delivered to Medivation or our transfer agent or (ii) the holder notifies us or our transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to us to indemnify Medivation from any loss incurred by us in connection with such certificates. STOCKHOLDERS OF RECORD SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock will remain unchanged at $0.01 per share after the Stock Split. As a result, on the effective date of the Stock Split, the stated capital on our consolidated balance sheet attributable to common stock will be increased proportionately and the additional paid-in-capital account will be decreased by the amount by which the stated capital is increased. Per share net income or loss will be decreased because there will be additional shares of our common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Stock Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the proposed Certificate of Amendment to effect the Stock Split and corresponding proportionate increase in the number of authorized shares of our common stock.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since March 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if the Audit Committee determines that such a change would be in the best interests of Medivation and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 5.

PRINCIPAL ACCOUNTING FEES AND SERVICES

In connection with the audit of our 2011 and 2012 financial statements, we entered into an engagement agreement with PricewaterhouseCoopers LLP, which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit and interim services for us. We have agreed not to demand a jury trial in any proceeding arising out of this agreement.

The following table represents aggregate fees billed and to be billed to Medivation for the fiscal years ended December 31, 2011 and December 31, 2010, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2011	2010
	(in thousands)
Audit Fees (1)	$606	$550
Audit-related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	4	4

Total Fees	$610	$554

(1)	Audit Fees are fees billed and to be billed for the audit of our financial statements, review of the financial statements included in our quarterly reports and for services in connection with the statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” No audit-related fees were billed in 2010 or 2011.

(3)	Tax Fees are fees billed for tax compliance, advice and planning. No tax fees were billed in 2010 or 2011.

(4)	All Other Fees represent fees in 2010 and 2011 for access to an online database of automated disclosure checklists and accounting pronouncements and interpretations maintained by PricewaterhouseCoopers LLP.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Before any independent registered public accounting firm is engaged by us or our subsidiaries to render audit or non-audit services, the Audit Committee will pre-approve the engagement. The Audit Committee’s pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and the policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided the approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also is not required if the services fall within available exceptions established by the SEC.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firm’s independence.

PROPOSAL NO. 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our executive compensation program is designed to align our executive officers’ compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success, and to reflect the teamwork philosophy of our executive management team. To do that, our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our objectives. At the same time, the Compensation Committee believes that when key performance objectives are not obtained, the compensation of our named executive officers should reflect that lack of performance. This pay-for-performance philosophy is highlighted by our Compensation Committee’s determination that there would be no cash bonuses paid to our named executive officers for our performance in 2010, as compared to its determination to pay cash bonuses for performance in 2011 that met or exceeded expectations.

Consistent with the goals of our executive compensation program and as discussed in “Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee has designed guiding principles focused on pay-for-performance, competitiveness of our compensation program with our peer group, and a straight-forward compensation program with very few fringe benefits and without employment agreements that contain multi-year guarantees for salary increases, non-performance based guaranteed bonuses or guaranteed equity compensation. We believe that our executive compensation program has been effective at encouraging the achievement of positive results, appropriately aligning pay and performance, and in enabling us to attract and retain talented executives within our industry.

We encourage our stockholders to read “Information Regarding the Board of Directors and Corporate Governance—Information Regarding Committees of the Board—Compensation Committee,” “Executive Compensation—Compensation Discussion and Analysis,” “Executive Compensation—Compensation Plans and Arrangements” and the other sections of this Proxy Statement under “Executive Compensation” for more detail on our executive compensation programs and practices.

The Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Medivation’s named executive officers, as disclosed in Medivation’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 6.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 1, 2012 (except as noted) by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Medivation as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Except as indicated by footnote, and subject to applicable community property laws where applicable, we believe that each of the stockholders named in this table possesses sole voting and investment power with respect to all shares indicated as beneficially owned. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Medivation, Inc., 201 Spear Street, 3rd Floor, San Francisco, California 94105.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with FMR LLC (2)	4,284,454	11.9%
82 Devonshire Street Boston, MA 02109
Scopia Management, Inc. (3)	2,855,559	7.93
152 W. 57th Street, 33rd Floor New York, NY 10019
Entities affiliated with BlackRock, Inc. (4)	2,711,573	7.53
40 East 52nd Street New York, NY 10022
Entities affiliated with QVT Financial LP (5)	2,480,666	6.89
117 Avenue of the Americas, 9th Floor New York, NY 10036
Lansdowne Partners Limited Partnership (6)	1,875,773	5.21
15 Davies Street London W1K 3AG England

Directors and Named Executive Officers
David T. Hung, M.D. (7)	1,854,356	5.06%
C. Patrick Machado (8)	457,648	1.26
Lynn Seely, M.D. (9)	380,189	1.05
Cheryl L. Cohen	—	*
Kim D. Blickenstaff (10)	123,772	*
Daniel D. Adams (10)	143,392	*
Gregory H. Bailey, M.D. (11)	460,143	1.27
W. Anthony Vernon (12)	152,188	*
All executive officers and directors as a group (8 persons) (7-12)	3,571,688	9.42%

*	Represents beneficial ownership of less than one percent.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Applicable percentages are based on 36,014,735 shares outstanding on March 1, 2012, adjusted as required by rules promulgated by the SEC.

(2)

Based on information contained in a Schedule 13G filed with the SEC on February 10, 2012, consists of: (i) 3,336,434 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies owning the shares (the “Fidelity Funds”); (ii) 59,390 shares beneficially owned by Pyramis

Global Advisors, LLC (“PGA LLC”), an indirect wholly-owned subsidiary of FMR LLC, as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning the shares; and (iii) 888,630 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGA TC”), an indirect wholly-owned subsidiary of FMR LLC, as a result of its serving as investment manager of institutional accounts owning the shares. FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, through their control of Fidelity, each has sole power to dispose of the shares beneficially owned by Fidelity; however, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR LLC and Mr. Johnson, through their control of PGA LLC, each has sole dispositive power over 59,390 shares and sole power to vote or to direct the voting of 39,190 shares beneficially owned by PGA LLC. FMR LLC and Mr. Johnson, through their control of PGA TC, each has sole dispositive power over 888,630 shares and sole power to vote or to direct the voting of 633,430 shares beneficially owned by PGA TC. The Schedule 13G filed by the reporting person provides information only as of December 31, 2011, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2011 and March 1, 2012.

(3)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2012. Matthew Sirovich and Jeremy Mindich are control persons of Scopia Management, Inc. and beneficially own the shares. The beneficial owners have shared voting and investment power over the shares they beneficially own. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2011, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2011 and March 1, 2012.

(4)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2012, BlackRock, Inc. has sole voting and investment power over the shares. The shares are held by BlackRock, Inc. and its subsidiaries on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No one person’s interest in the shares is more than five percent of our common stock. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2011, and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2011 and March 1, 2012.

(5)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2012, consists of (i) 2,320,307 shares held by QVT Fund LP; and (ii) 160,359 shares held by Quintessence Fund L.P. QVT Financial LP (“QVT”) is the investment manager for QVT Fund LP and Quintessence Fund L.P., and may be deemed to beneficially own the shares held by these funds. QVT Financial GP LLC is the general partner of QVT and QVT Associates GP LLC is the general partner of each of QVT Fund LP and Quintessence Fund L.P., and, accordingly, each may be deemed to beneficially own the shares. The beneficial owners have shared voting and investment power over the shares they beneficially own. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2011, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2011 and March 1, 2012.

(6)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 13, 2012, includes 1,272,481 shares of common stock held by Lansdowne UK Equity Fund Limited. Lansdowne Partners Limited Partnership, in its capacity as an investment advisor, has shared dispositive and voting power over the shares of common stock. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2011, and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between February 13, 2012 and March 1, 2011.

(7)	Includes (i) 86,060 shares held in a family trust; (ii) 643,957 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012; and (iii) 10,065 shares of common stock issuable upon exercise of a warrant exercisable within 60 days of March 1, 2012.

(8)	Includes (i) 58,861 shares held in a family trust; (ii) 374,437 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012; and (iii) 2,839 shares of common stock issuable upon exercise of a warrant exercisable within 60 days of March 1, 2012.

(9)	Includes 353,123 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(10)	Consists of shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(11)	Includes 112,822 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

(12)	Includes 148,772 shares issuable upon exercise of options exercisable within 60 days of March 1, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Medivation. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE OFFICERS

The names, ages and other information concerning our executive officers as of April 30, 2012 are set forth below (unless provided elsewhere in this Proxy Statement):

NAME	AGE	POSITIONS HELD WITH MEDIVATION
David T. Hung, M.D.	54	President, Chief Executive Officer, Director
C. Patrick Machado	48	Chief Business Officer and Chief Financial Officer
Lynn Seely, M.D.	53	Chief Medical Officer
Cheryl Cohen	46	Chief Commercial Officer

David T. Hung, M.D. Biographical information regarding Dr. Hung is set forth under “Proposal No. 1— Election of Directors.”

C. Patrick Machado. Mr. Machado has been our Chief Business Officer since December 2009 and our Chief Financial Officer since December 2004. Previously, Mr. Machado served as the Senior Vice President and Chief Financial Officer, and a member of the Board of Directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became our wholly owned subsidiary by merger. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial Officer and General Counsel (1998-2000) and as Senior Vice President and Chief Financial Officer (2000-2001). From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University.

Lynn Seely, M.D. Dr. Seely joined us as our Chief Medical Officer in March 2005. From September 2002 to March 2005, Dr. Seely served as Vice President of Clinical Development at Anesiva, Inc., formerly Corgentech Inc., a biomedical company. From 1996 through 2000, Dr. Seely served as an Associate Director of Clinical Development at Chiron Corporation, a biotechnology company. Dr. Seely served as Vice President of Clinical Development at ProDuct Health, Inc., a privately held medical device company, from 2000 to 2001. Dr. Seely subsequently served as Vice President of Clinical Development for Cytyc Health Corporation, a medical device company and subsidiary of Cytyc Corporation, a medical device company, from 2001 to 2002, where she assisted with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Seely received an M.D. from the University of Oklahoma College of Medicine and completed her residency in internal medicine at Yale-New Haven Hospital.

Cheryl Cohen. Ms. Cohen was appointed Chief Commercial Officer in September 2011. From September 2008 to September 2011, Ms. Cohen was president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization, where she was responsible for building strategic and tactical plans to ensure successful launches. From November 2001 to September 2008 she served as the vice president, strategic commercial group, of Health Care Systems, Inc., a Johnson & Johnson company accountable for managed markets, contracting and supply chain, where she was directly responsible for access of Johnson & Johnson products within one of the largest health plans in the country. From 1998 to 2007, she worked at Centocor, Inc., a Johnson & Johnson company, in a variety of senior sales roles including vice president, rheumatology franchise, with direct responsibility for the $1+ billion per year Remicade® U.S. rheumatoid arthritis business and its 170-person sales and marketing team. Ms. Cohen began her career at Solvay Pharmaceuticals in a variety of sales positions. She received her B.A. from Saint Joseph College.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis discusses the total compensation for our Chief Executive Officer, our Chief Business and Financial Officer, and our other executive officers. Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as the Compensation Committee’s decisions and determinations regarding executive compensation for 2011 and 2012.

Executive Summary

The Compensation Committee believes that our executive compensation program is appropriately designed to achieve its objectives, reasonable in light of the executive compensation programs of our peer group companies and responsible in that it both encourages our executive officers to work for meaningful stockholder returns and reflects a pay-for-performance philosophy, without encouraging our executives to assume excessive risks.

The highlights of our company performance for 2011 include:

•

As of December 31, 2011, our one-year and three-year total shareholder returns, or TSR, were approximately 204% and 216%, respectively, compared to an industry median TSR of (6.98)% and 10.32% for the same periods (as published by Institutional Shareholder Services).

•

We reported positive results from a planned interim analysis of our Phase 3 AFFIRM trial, which evaluated the effect of enzalutamide on overall survival in men with prostate cancer who have previously been treated with chemotherapy.

•

Based on the positive interim analysis results from the AFFIRM trial, we elected to exercise our right under our Collaboration Agreement with Astellas Pharma Inc. to co-promote enzalutamide in the U.S. market. Should enzalutamide receive marketing approval, we will provide 50% of the sales and medical affairs field forces supporting enzalutamide in the U.S. market.

•

We received Fast Track designation from the U.S. Food and Drug Administration, or FDA, for enzalutamide for post-chemotherapy prostate cancer patients, which enables us to request that the FDA grant us priority review for our anticipated new drug application, or NDA.

•	We continued patient enrollment in our ongoing Phase 3 PREVAIL and Phase 2 TERRAIN trials of enzalutamide and completed enrollment in an open-label Phase 2 trial of enzalutamide.

The highlights of our executive compensation program for 2011 include:

•

Our Chief Executive Officer, Dr. Hung, beneficially owns 5.06% of our common stock, based on shares outstanding on March 1, 2012, which significantly aligns his interests with those of our stockholders.

•

We benchmark the compensation of our executive officers against similarly positioned executives based on the data from our peer group, which peer group is periodically reviewed and updated by our Compensation Committee.

•

For 2011, approximately 88% of Dr. Hung’s target total direct compensation (i.e., 2011 base salary + target bonus opportunity for 2011 + 2011 performance share award + 2011 stock appreciation rights) was performance-based (that is, dependent upon the achievement of pre-established corporate performance objectives or an increase in our stock price over the vesting period of stock appreciation rights); an average of approximately 82% of Mr. Machado’s and Dr. Seely’s target total direct compensation for 2011 was performance-based.

•

Reflecting our pay-for-performance philosophy, in 2011 the value of the target annual equity incentive award for our executive officers was delivered in the form of stock appreciation rights and performance share awards. Consequently, the entire “earned value” of each executive officer’s annual equity incentive award for 2011 is contingent on stock price appreciation and the achievement of pre-established corporate performance objectives. In addition, the stock appreciation rights are subject to a service-based vesting requirement.

•

We offer reasonable and customary change of control and severance benefits to our executive officers, with cash severance payments under these agreements not exceeding twice the executive’s annual base salary at the time of termination. We do not provide excise tax reimbursements or “gross-ups” to our executive officers with respect to benefits received in connection with a change of control or termination event.

•

In line with our pay-for-performance philosophy, we do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, non-performance based guaranteed bonuses or guaranteed equity compensation.

•

We provide very few executive fringe benefits. We do not offer access to car allowances, personal security, financial planning advice, tax preparation services or club memberships, and perquisites and benefits offered to our executive officers do not generally differ from those which are provided on a broad basis to our employees.

We conducted our first advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote, last year at our 2011 Annual Meeting of Stockholders, and the Board has resolved that we will hold advisory votes on executive compensation annually going forward. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board and Compensation Committee will consider the stockholders’ concerns and evaluate any appropriate steps to address stockholder concerns.

At our 2011 Annual Meeting of Stockholders, approximately 79% of the votes affirmatively cast were voted in favor of the “say-on-pay” proposal approving the compensation of our named executive officers. Although certain elements of our executive officers’ compensation for 2011, including base salary and performance goals under our annual incentive bonus program, were already set prior to the stockholder advisory vote, the Compensation Committee considered the results of the stockholder advisory vote in making final compensation decisions related to the amount and form of equity compensation awarded to the executive officers in 2011 and base salaries and bonus targets for the executive officers in 2012.

Compensation Philosophy and Objectives; Elements of Compensation

The goals of our executive compensation program are to align our executive officers’ compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success, and to reflect the teamwork philosophy of our executive management team. Specifically, we have created an executive compensation program that combines short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in the San Francisco Bay and Chicago areas, and in the pharmaceutical and biotechnology industries, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain executive officers and to help our executive management function as a stable team, enhancing stockholder value over the longer term.

As discussed in further detail below, our executive compensation program consists of the following three principal components:

•

Base Salary. We provide base salary as a fixed source of compensation for our executives for the services they provide to us during the year. The base salary rate for our executive officers is set each year, effective January 1 of the following year.

•

Bonus. We maintain an annual bonus plan under which bonuses may be paid to our executive officers at the end of each year to align executive performance with the near-term financial interests of our stockholders. Bonuses are awarded at the discretion of our Compensation Committee, based primarily on our performance in meeting our corporate objectives for that year.

•	Annual Equity Awards. Our executive officers receive annual equity awards as long-term incentives to ensure that a significant portion of their total compensation is linked to our long-term success.

We set our compensation largely by benchmarking to the compensation paid by peer companies. For our executive officers, the group of peer companies used in executive officer compensation determinations made prior to the fourth quarter of 2011 consisted of publicly traded life sciences companies at development stages similar to our development stage and similar to Medivation in terms of market capitalization and competition for talent. The peer group companies used in the determination of our executive officer compensation is reviewed annually by our Compensation Committee, with guidance from our compensation consultant, and revised as necessary to ensure that the group continues to properly reflect the market in which we compete for talented executives. In this regard, in the fourth quarter of 2011, the Compensation Committee revised the criteria for selecting peer group companies by including publicly traded life sciences companies with focuses on oncology and neurology with revenues of $14 million to $680 million and a  1/2 to 3x range around Medivation’s market capitalization as of November 29, 2011. As of the date of this filing, Medivation’s market capitalization has approximately doubled since that date. For employees other than executive officers, peer group data is obtained from publicly available databases, primarily those provided by the Radford Surveys + Consulting and Equilar.

For compensation determinations made prior to the fourth quarter of 2011, our Compensation Committee targeted total direct compensation (i.e., base salary + target bonus opportunity + annual equity award) for our employees, including our executive officers, at levels that approximate the 75th percentile of the applicable peer group. For compensation determinations made in the fourth quarter of 2011, our Compensation Committee determined that it is appropriate to target total direct compensation of our executive officers within the top tercile of the applicable peer group and provide the opportunity to achieve total compensation, when targeted levels of performance are achieved or exceeded, at or above the 75th percentile of our peer group. The Compensation Committee determined that these targets are appropriate for the following reasons: (1) the nature of our business requires a highly skilled employee group with educational backgrounds and experience that are in short supply; (2) we are competing for this limited pool of highly skilled employees with many other pharmaceutical and biotechnology companies, many of which are much larger and more established than we are; (3) given our business model of identifying early stage technologies and developing them quickly and cost-effectively, we expect our employees to perform at very high levels and in a very lean and efficient manner; and (4) with respect to the compensation decisions for our executive officers in the fourth quarter of 2011, to provide the Compensation Committee with greater flexibility in making annual compensation decisions, including allocating compensation among the various components, based on Medivation’s business performance and long-term value creation opportunities. To achieve our desired positioning, the Compensation Committee targets total cash compensation (base salary + target bonus opportunity) to the 75th percentile. Equity awards, which are made in the fourth quarter of each year, are then granted at a level that, when combined with target total cash compensation for the upcoming year, targets the applicable percentile of our peer group, as described above.

Process for Setting Executive Officer Compensation

The Compensation Committee reviews and oversees our compensation policies, plans and programs and reviews and determines the compensation to be paid to our executive officers and other senior management. In making its executive compensation determinations, the Compensation Committee considers recommendations from our Chief Executive Officer. While our Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in determining his own compensation. In making his recommendations, our Chief Executive Officer receives input from our human resources department and has access to various third-party compensation surveys and compensation data. This information is also available to our Compensation Committee. Our other executive officers also participate in Compensation Committee meetings, but not in the portions of any meetings during which decisions are made regarding executive officer compensation. As described below, for purposes of determining 2010 equity awards and setting 2011 base salaries and bonus opportunity (which were set in the fourth quarter of 2010), our Compensation Committee received competitive compensation data from Lapis Group, a compensation consulting firm engaged by Medivation. Lapis Group also provided competitive compensation data and input to the Compensation Committee for purposes of determining 2011 equity awards and setting 2012 base salaries and bonus opportunity (which were set in the fourth quarter of 2011). Lapis Group met with our executive officers for purposes of gathering information on compensation proposals that management intended to recommend to the Compensation Committee, but developed its recommendations regarding specific compensation levels independently of our executive officers and provided its recommendations directly to the Compensation Committee. The Chief Executive Officer was not present during Lapis Group’s presentation to the Compensation Committee regarding his compensation, and none of the other executive officers were present during Lapis Group’s presentation to the Compensation Committee regarding the compensation of any executive officer.

Our Compensation Committee generally holds a minimum of one scheduled meeting during the year. Discussions regarding executive officer compensation typically occur during the fourth quarter of the calendar year. Generally, in the fourth quarter of each year, the Compensation Committee reviews, modifies and approves recommendations made by management, based in part on input from a compensation consultant engaged by Medivation, for the following year’s adjustments to base salaries, if any, adjustments to the annual incentive bonus program, if any, and adjustments to our equity award guidelines, if any. In addition, at this meeting, the Compensation Committee determines the size of the total bonus pool under our annual incentive bonus program, which is based primarily on our Compensation Committee’s determination of our success in achieving our corporate objectives for the year, reviews executive officer performance and contributions to the achievement of our corporate objectives, and approves any adjustments to the following year’s base salaries, bonus payments under the annual incentive bonus program, and annual equity awards for each named executive officer.

Our Compensation Committee operates pursuant to a charter that further outlines the specific authority and responsibilities of our Compensation Committee. The charter is periodically reviewed and revised by our Compensation Committee and our Board and is available on our website at www.medivation.com.

Peer Group Companies

For executive officer compensation decisions made in the fourth quarter of 2010 (changes in base salaries for 2011, bonus opportunity for 2011, and equity awards for 2010), the Compensation Committee reviewed peer group companies based on the criteria noted above and Medivation’s then-current circumstances, and determined that the following peer group of companies would be used for benchmarking purposes:

Allos Therapeutics	ImmunoGen	Pain Therapeutics
Akorn	Incyte Corporation	Pharmacyclics
AMAG Pharmaceuticals	Ironwood Pharmaceuticals	Quidel Corporation
Ardea Biosciences	ISIS Pharmaceuticals	Regeneron Pharmaceuticals
ARIAD Pharmaceuticals	Lexicon Pharmaceuticals	Rigel Pharmaceuticals
Avanir Pharmaceuticals	MAP Pharmaceuticals	Salix Pharmaceuticals
BioMimetic Therapeutics	Martek Biosciences	Seattle Genetics
Cadence Pharmaceuticals	Nektar Therapeutics	Targacept
Cell Therapeutics	Neurocrine Biosciences	The Medicines Company
Exelixis	NPS Pharmaceuticals	Theravance
Halozyme Therapeutics	Optimer Pharmaceuticals	VIVUS
Idenix Pharmaceuticals

For executive officer compensation decisions made in the fourth quarter of 2011 (changes in base salaries for 2012, bonus opportunity for 2012, and equity awards for 2011), the Compensation Committee reviewed peer group companies based on the criteria noted above and Medivation’s then-current circumstances, and determined that the following peer group of companies would be used for benchmarking purposes:

Acorda Therapeutics	Halozyme Therapeutics	Nektar Therapeutics
Amylin Pharmaceuticals	Human Genome Sciences	Onyx Pharmaceuticals
ARIAD Pharmaceuticals	Incyte Corporation	Questcor Pharmaceuticals
Biomarin Pharmaceutical	Intermune	Regeneron Pharmaceuticals
Cubist Pharmaceuticals	Jazz Pharmaceuticals	Salix Pharmaceuticals
Dendreon	Medicines	Seattle Genetics
Exelixis	Myriad Genetics	United Therapeutics

Lapis Group gathers data on the compensation practices of the companies in our peer group through searches of publicly available information, including SEC filings. Peer group data was gathered with respect to base salary, bonus targets and equity awards.

Executive Compensation Program

Medivation’s executive compensation program generally consists of three principal components: base salary, annual bonuses (if approved by our Compensation Committee) and long-term equity compensation. Medivation also offers to its executive officers certain cash severance and change of control benefits, which were negotiated with Drs. Hung and Seely and Messrs. Machado and Palekar in 2009 and with Ms. Cohen in connection with her hiring in 2011. Finally, Medivation offers to its executive officers participation (with all other eligible employees) in our 401(k) plan and other benefits generally available to all employees. Each component of compensation is evaluated based on the factors discussed below.

Base Salary

Base salary is the primary fixed compensation element in our executive pay program which is intended to attract and retain executive officers capable of fulfilling our strategic business objectives. Our Compensation Committee believes that base salaries should reflect the job responsibilities, experience and skill level of the executive, and pay level (as determined by reference to total compensation) comparable to similar positions at companies in our peer group, as well as internal pay equity with respect to the rest of the executive team.

Annual Incentive Bonus Program

Our annual incentive bonus program is an “at-risk,” contingent compensation arrangement designed to reward our executive officers (as well as all our employees) for the achievement of key operational goals that we believe will provide the foundation for creating longer-term stockholder value. Each year, generally in the fourth quarter, our Compensation Committee approves target bonus levels for the upcoming year, expressed as a percentage of base salary, for each of our employees, including our executive officers. Target bonus levels for our executive officers are determined with reference to the peer group companies, and those for our other employees are determined with reference to publicly available databases, with the objective of targeting total cash compensation (base salary + target bonus opportunity) at the 75th percentile of the applicable peer group for our non-executive employees and executive officers. Bonus payments are not guaranteed, but are payable only in the discretion of our Compensation Committee.

Our Compensation Committee also approves annually, generally at the time it approves the related target bonus levels, corporate performance objectives for the ensuing year. Corporate objectives approved by our Compensation Committee have generally focused on the achievement of specified pre-clinical and clinical development objectives, regulatory goals, business development and financing objectives, and satisfactory audit results. The historical practice of our Compensation Committee has been to set aggressive corporate objectives beyond those that could reasonably be expected to be obtained given the high level of risk inherent in the drug development industry.

Our Compensation Committee determines annually, generally in the fourth quarter of each year, whether to pay bonuses for that year. If it determines that payment of bonuses is appropriate based on performance in meeting our corporate objectives for that year, the Compensation Committee also determines, in its discretion, the specific bonuses payable to our executive officers, and the bonus pool available for payment to our other employees. In setting the bonus payment and bonus pool levels, the primary criterion is the extent to which the pre-defined corporate objectives for that year have been achieved. The actual bonus payable in any given year, if any, may be more or less than the target, depending primarily on the achievement of our corporate objectives. In setting bonus payments for executive officers, the Compensation Committee may also consider as a secondary factor its general, subjective assessment of the executive officer’s performance during the year and the executive officer’s contributions to the achievement of our corporate objectives for the year. In this regard, although our non-executive employees are assigned pre-defined individual performance objectives, our executive officers are not, reflecting the Compensation Committee’s determination that each of our executive officers is responsible for achieving all of our corporate objectives for the year. Non-executive employees, on the other hand, generally have relatively less ability to impact achievement of our corporate objectives. In considering bonuses for executive officers other than the Chief Executive Officer, the Compensation Committee may also consider the input of the Chief Executive Officer on the performance of the applicable executive officer.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

We have not historically paid any significant signing or promotion bonuses to our executive officers, other than a $110,000 signing bonus paid to Mr. Palekar in January 2008. We also have not guaranteed bonuses to our executive officers.

Equity Compensation

Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of equity awards. In addition, the Compensation Committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value instead of short-term gain.

Our Compensation Committee approves (or recommends to the Board for approval) all equity grants to our named executive officers at the date of the last Compensation Committee and Board meeting of each year. Our Compensation Committee and our Board selected the date of the last Compensation Committee and Board meeting of each year as the date to approve the year’s annual equity grants because it coincides with our Compensation Committee’s and Board’s review of performance during the year and the approval of other named executive officer compensation decisions (e.g. base salary increases and target bonus opportunity for the upcoming year, and bonus payments for that year). Further, our Compensation Committee and our Board believe that the timing of these meetings provide adequate time for our Compensation Committee and Board to ask questions of the Chief Executive Officer regarding his recommendations for the other executive officers and to carefully deliberate the Chief Executive Officer’s compensation arrangements.

The Compensation Committee has historically approved (or recommended to the Board for approval) grants of equity compensation such that, when target long-term incentive compensation is added to target total cash compensation for the upcoming year, the target total direct compensation was at or around the 75th percentile of our peer group companies. However, beginning in the fourth quarter of 2011, the Compensation Committee began targeting total direct compensation at the top tercile of our peer group companies and providing the opportunity to achieve total compensation at or above the 75th percentile of our peer group companies based on achievement of performance objectives tied to the annual equity awards. Specifically, the Compensation Committee provided this opportunity to achieve total compensation levels at or above the 75th percentile of our peer group through its grant of performance share awards as part of the executive officers’ equity compensation in 2011, as discussed in greater detail below. Equity grants to our named executive officers also reflect the Compensation Committee’s view that the level of equity awards should generally be consistent among our executive officer group, while at the same time recognizing the importance of our Chief Executive Officer’s role as compared to our other executive officers.

We have historically granted only stock options to our named executive officers. However, we varied this practice in 2010 and 2011 by granting to our executive officers a combination of stock options and RSUs in 2010 and a combination of SARs and performance share awards in 2011.

In 2011, as a result of the limited size of our remaining employee equity award pool and in an effort to place greater emphasis on performance-based compensation, the Compensation Committee elected to grant our executive officers SARs, which are structured as the economic equivalent of stock options while conserving shares, and performance share awards, which are eligible to be earned only upon achievement of designated performance objectives that are expected to increase stockholder value.

The SARs, when vested, may be exercised, in whole or part, for an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the SARs from the fair market value per share of our common stock on the date of exercise by (ii) the number of shares with respect to which the SARs were exercised. We granted the SARs with an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. Until such time as our stockholders approve an increase to the number of shares of common stock available for issuance pursuant to the 2004 Plan, as requested in Proposal No. 2, the SARs may be settled only in cash; following such approval, if it occurs, the SARs may be settled only in common stock. The SARs we granted to the executive officers have the same vesting schedule as the stock options we grant. As with the stock option vesting schedule, we believe this vesting schedule is appropriate and encourages retention of our executive officers as individuals must remain employed for one year before they can potentially realize any value and remain with us a total of four years to realize the maximum value of any individual grant.

The shares subject to the performance share awards will be earned, if at all, upon determination by the Compensation Committee of actual achievement of the performance objectives, subject to the change of control provisions of the 2004 Plan. Each recipient of the performance share awards must remain an employee of Medivation through the date the Compensation Committee determines actual performance has been achieved in order to earn the performance shares under the award. The Compensation Committee granted the performance share awards in two tranches, each with base case and upside numbers of shares eligible to be earned based on the level of achievement of the performance objectives set by the Compensation Committee. The performance objectives approved by the Compensation Committee relate to commercial product sales and timelines for each of our product candidates, enzalutamide and dimebon. Specifically, the number of shares eligible to be earned under the first tranche at the upside case level is based on the first commercial sale of enzalutamide occurring by a specified date, and the number of shares eligible to be earned at the base case level is based on the first commercial sale of enzalutamide occurring after such specified date. Similarly, the number of shares eligible to be earned under the second tranche at the upside case level is based on the first commercial sale of dimebon occurring by a specified date, and the number of shares eligible to be earned at the base case level is based on the first commercial sale of dimebon occurring after such specified date. Given our decision to discontinue development of dimebon in the first quarter of 2012, the second tranche of performance shares will not be earned.

Severance and Change of Control Benefits

We entered into change of control or severance benefits agreements with Drs. Hung and Seely and Messrs. Machado and Palekar in 2009, and Ms. Cohen in 2011, providing for certain cash severance and change of control benefits, the terms of which are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change of Control.” The Compensation Committee believes that these severance and change of control benefits agreements are an important element of our executive compensation and retention program. With respect to change of control benefits under these agreements, we provide cash severance compensation if an executive officer is terminated in connection with a change of control transaction to further promote the ability of our executive officers to act in the best interests of our stockholders, despite the possibility of their termination as a result of the transaction.

In the case of our current Chief Commercial Officer, Ms. Cohen, we agreed to provide Ms. Cohen certain severance payments in the event she was terminated in connection with a negative readout of our AFFIRM trial. This provision resulted from negotiations with Ms. Cohen leading to her joining Medivation in September 2011. The terms of these additional severance benefits are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change of Control.” However, we subsequently announced positive results from the AFFIRM trial and, accordingly, Ms. Cohen will not be entitled to such severance payments under this provision in the event of her termination.

In the case of our former Chief Commercial Officer, Mr. Palekar, we agreed to provide cash severance benefits in the event that he was terminated separate from a change of control. This provision resulted from negotiations with Mr. Palekar leading to his joining Medivation in January 2008. In connection with Mr. Palekar’s departure from Medivation in September 2011, we entered into a separation agreement with Mr. Palekar, which provided him with the benefits to which he was entitled under his existing severance benefits and change of control agreement, and an extension of the period of time in which he could exercise his stock options that had vested as of his termination date. The terms of Mr. Palekar’s severance benefits agreement and separation agreement are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Under our 2004 Plan, in the event of a change of control, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such equity awards lapse, immediately prior to the change of control. The acceleration of equity vesting on a change of control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction constituting the change of control. This “single-trigger” vesting acceleration approach recognizes that a change of control often causes significant disruption or change in employment relationships and thus treats all Medivation employees the same regardless of their employment status after the transaction. The Compensation Committee believes that, given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, severance and change of control protection is necessary to attract and retain qualified executives.

Benefits and Perquisites

We offer health care coverage and life insurance to our employees, including our executive officers. Until January 1, 2012, depending upon the level of health care coverage that employees elected, they could receive cash payments on a monthly basis equal to the difference between the maximum family coverage and the coverage that they elected to have. For 2011, Drs. Hung and Seely each elected to have no coverage under our health care coverage and instead each received cash payments from Medivation in the aggregate amount of $14,520. Ms. Cohen and Messrs. Machado and Palekar did not receive health care cash payments from Medivation in 2011.

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all employees are eligible to contribute up to the maximum amount allowed by applicable Internal Revenue Service restrictions. Beginning in fiscal year 2009, we provided a discretionary company match for all employee contributions, including those of our executive officers, on a dollar-for-dollar basis for the first 3% of wages or bonuses contributed by the employee in any calendar year and $0.50 per dollar contributed on the next 2% of wages or bonuses contributed by the employee in such calendar year. Medivation does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan. For 2011, we provided a discretionary company match of $9,800 for each of Drs. Hung and Seely and Messrs. Machado and Palekar, and $9,737 for Ms. Cohen.

We also offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty to Medivation. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving financial retirement goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

From time to time, we may offer certain perquisites and benefits to our executive officers not offered to the general employee population, such as the relocation, temporary housing and related tax reimbursement and gross-up benefits that we provided to our former Chief Commercial Officer, Mr. Palekar, as described under “2011 Compensation for the Named Executive Officers—Compensation Arrangements for Rohan Palekar” below. The Compensation Committee believes that the provision of these benefits to Mr. Palekar was necessary and reasonable for securing the employment of a highly-qualified executive officer of Mr. Palekar’s caliber.

Tax and Accounting Considerations

Section 162(m) of the Code generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million deduction limit. We are mindful of the benefit to Medivation and our stockholders of the full deductibility of compensation and have taken steps so that awards may be granted under our equity compensation program in a manner that complies with the Section 162(m) requirements, including seeking approval of terms and conditions set forth in the Amended 2004 Plan that permit us to grant awards that qualify as “performance-based compensation” in Proposal No. 2. Our Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

In accordance with U.S. generally accepted accounting principles, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the awards, and is recognized as an expense over the requisite employee service period (which is generally the vesting period of the award). Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

2011 Compensation for the Named Executive Officers

Base Salaries and Target Bonus Opportunities

The Compensation Committee determined 2011 base salaries and target bonus opportunities for the named executive officers other than Ms. Cohen in the fourth quarter of 2010. In setting base salaries and target bonus opportunities, the Compensation Committee relied primarily on data from the peer group companies listed above and input from Lapis Group, but also considered the recommendations of our Chief Executive Officer with respect to the named executive officers other than himself.

Based on its review, the Compensation Committee found the executive officers’ target cash compensation to approximate the 75th percentile of our peer group. Given the Compensation Committee’s practice of targeting cash compensation to the 75th percentile of the peer group of companies approved by the Compensation Committee for that performance cycle, the Compensation Committee determined to approve only a modest increase in base salaries of 5% to maintain market competitiveness. Mr. Palekar’s salary increase was adjusted from the 5% level as a result of the Compensation Committee’s subjective assessment of Mr. Palekar’s performance in 2010 unrelated to the achievement of 2010 corporate performance objectives. The adjustment to Mr. Palekar’s salary increase level from the 5% level was not formulaic and was not the result of an effort to quantify his performance level in 2010; rather, the adjustments simply reflected the Compensation Committee’s general, subjective assessment of his individual performance and contribution levels in 2010. The following table shows base salaries for 2010 and 2011 for the named executive officers other than Ms. Cohen, and the percentage increases in base salaries from 2010 to 2011:

Name	2010 Base Salary Rate ($)	2011 Base Salary Rate ($)	Percentage Increase from Prior Year (%)
Dr. Hung	$655,500	$688,275	5.0%
Mr. Machado	413,000	433,650	5.0
Dr. Seely	425,000	446,250	5.0
Mr. Palekar (1)	402,500	418,600	4.0

(1)	In 2010 and 2011, Mr. Palekar received an additional annual cost of living allowance of $14,489 and $476, respectively, which cost of living allowance arrangement is described below under “—Compensation Arrangements for Rohan Palekar.” Mr. Palekar left Medivation in September 2011.

Based on its review of target bonus opportunities and the benchmarking process described above, the Compensation Committee determined that increases in the target bonus percentages from 2010 were not warranted and that the modest increases in the executive officers’ base salaries described above was sufficient to maintain total cash compensation market competitiveness. The Compensation Committee also considered its decision not to award cash bonuses to the executive officers for 2010 performance, but it did not take any action to offset this reduction in executive officer 2010 actual compensation for purposes of determining 2011 total cash compensation. Accordingly, the target bonus opportunities for 2011, expressed as a percentage of base salary, were 65% for our Chief Executive Officer and 50% for each of our other executive officers, resulting in target total cash compensation for our executive officers for 2011 as follows:

Name	2011 Base Salary Rate ($)	2011 Target Bonus ($)	Target Total Cash Compensation ($)
Dr. Hung	$688,275	$447,379	$1,135,654
Mr. Machado	433,650	216,825	650,475
Dr. Seely	446,250	223,125	669,375
Mr. Palekar	418,600	209,300	627,900

Bonus Awards

The Compensation Committee made its 2011 bonus award decisions in the fourth quarter of 2011. In making bonus award decisions for any given year, the Compensation Committee considers primarily the extent to which the pre-defined corporate performance objectives for that year have been achieved. In setting the corporate objectives, the Compensation Committee determined to set pre-established weightings for each corporate objective, which the Compensation Committee had not historically done, in order to add greater objectivity to the process of determining bonus awards. Thus, in making its bonus award determinations, the Compensation Committee considers the extent to which the corporate objectives were achieved, and the weightings assigned to the objectives that were achieved as compared to the weightings of any objectives that were not achieved. However, the Compensation Committee is not bound by the pre-established target weightings and, as a result, the percentage of the target bonus paid in any given year may be either greater or less than the percentage of the total corporate objectives for that year that were actually achieved, particularly since the Compensation Committee may also consider as a secondary factor its general, subjective assessment of the executive officer’s performance during the year and the executive officer’s contributions to the achievement of the corporate objectives for the year. For 2011, the corporate performance objectives and their respective weightings set by the Compensation Committee were to:

•	Obtain positive top line results from our AFFIRM trial (50%).

•	Initiate enzalutamide stability studies in the second quarter of 2011 to support a potential NDA filing in the second quarter of 2012 (10%).

•	Enroll 725 patients in our Phase 3 PREVAIL trial of enzalutamide (20%).

•	Achieve certain pre-clinical and development objectives (20%).

The Compensation Committee also approved additional corporate performance objectives the non-achievement of which would not negatively impact its determination of bonus awards, or the Upside-only Objectives, which were obtaining positive top line results from our Phase 3 HORIZON trial of dimebon in Huntington disease and the issuance of a dimebon use patent for Huntington disease in the United States or Europe. The Upside-only Objectives were not assigned pre-established weightings.

We met all of our corporate performance objectives in 2011 other than the Upside-only Objectives, and, in the case of the AFFIRM results metric, substantially exceeded expectations. The Compensation Committee considered the achievement of the corporate objectives to be extraordinary. In particular, the Compensation Committee considered the positive results of the AFFIRM trial to be outstanding. Based on these achievements, the Compensation Committee approved 2011 bonuses at approximately 200% of the target bonus amounts for the executive officers.

In determining the specific bonus award amounts for the executive officers, the Compensation Committee awarded bonuses primarily on its determination with respect to the achievement of our corporate objectives in 2011. Accordingly, Drs. Hung and Seely, Mr. Machado and Ms. Cohen received bonus awards of 200% of their respective bonus target levels. Mr. Palekar was not employed by Medivation as of the date of the Compensation Committee’s determination of payouts under our annual bonus plan for 2011 and as a result did not receive a 2011 bonus award. The annual bonus awards for 2011 for our executive officers were as follows:

Name	Value of Bonus Award ($)	Bonus Award as Percentage of Target
Dr. Hung	$894,758	200%
Mr. Machado	433,650	200
Dr. Seely	446,250	200
Ms. Cohen	136,233	200

Equity Awards

In December 2011, we granted SARs and performance share awards to our named executive officers under our 2004 Plan. The Compensation Committee’s determination to grant equity awards to our executive officers maintained its philosophy of aligning executive officer interests with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of equity awards. In addition, the performance share awards deliver future value to the executive officers only if pre-established corporate performance objectives are met.

As described above, equity compensation has historically represented the largest “at-risk” component of our executive compensation program and our equity awards in 2011 reflected this philosophy. In determining the aggregate value of the SARs and performance share awards granted to our named executive officers in 2011, the Compensation Committee relied first on peer group compensation data to target equity awards at a level that, when combined with target total cash compensation for 2012, would be within the top tercile of total direct compensation for our peer group if performance goals are not achieved and at or above the 75th percentile of our peer group if performance goals are achieved or exceeded. Target total cash compensation for 2012 was also set at the Compensation Committee’s December 2011 meeting and is described below under “—2012 Compensation for the Named Executive Officers.”

Following the Compensation Committee’s benchmarking determinations, the Compensation Committee then determined the mix of equity awards between SARs and performance share awards by choosing to deliver the value of the equity awards 50% in SARs and 50% in performance share awards for Dr. Hung, and 60% in SARs and 40% in performance share awards for the executive officers other than Dr. Hung. The Compensation Committee’s determination with respect to the number of shares subject to SARs and performance share awards granted to our named executive officers in 2011 is set forth below, which determination also reflects the Compensation Committee’s view that the level of equity awards should be generally consistent among our named executive officers other than our Chief Executive Officer given the importance of his role as compared to our other executive officers and higher values of equity awards for chief executive officers at peer group companies relative to other executive officers:

			2011 Performance Share Awards
Name	Shares Subject to 2011 SARs (#)		Dimebon Tranche – Base Case Shares (#)	Dimebon Tranche – Upside Case Shares (#)	Enzalutamide Tranche – Base Case Shares (#)	Enzalutamide Tranche – Upside Case Shares (#)
Dr. Hung	133,600		5,217	10,433	10,434	20,867
Mr. Machado	55,700		1,734	3,467	3,467	6,933
Dr. Seely	55,700		1,734	3,467	3,467	6,933
Ms. Cohen	17,800	(1)	1,734	3,467	3,467	6,933

(1)	Ms. Cohen’s SAR grant was pro rated to reflect that she joined Medivation late in 2011.

Each of the SARs granted to our named executive officers in 2011 vests as to one-fourth of the shares subject to the SAR on the first anniversary of the date of grant, and the remaining three-fourths of the shares vest monthly over three years thereafter. The exercise price of the SARs is equal to the fair market value of our common stock as determined in accordance with the 2004 Plan on the date of grant. The shares subject to the performance share awards are eligible to be earned based on the level of achievement of the related corporate performance objectives set by the Compensation Committee.

The Compensation Committee believes that the above equity awards, taken together with the executive officers’ prior equity positions, are consistent with providing each executive officer with an ongoing equity position in our company that is competitive with similarly situated executive officers at companies included in our peer group and that fosters an ownership culture focused on our long-term performance.

Compensation Arrangements for Cheryl Cohen

Ms. Cohen joined Medivation as Chief Commercial Officer in September 2011. Ms. Cohen’s compensation package as set forth in her Offer Letter, dated August 31, 2011, or the Offer Letter, which was negotiated as part of her employment offer, was based on a combination of our targeting her compensation to the 75th percentile of similarly positioned executives at the peer group of companies approved by the Compensation Committee for that performance cycle, her prior compensation history and negotiations with Ms. Cohen leading to her joining Medivation. The package was intended to be consistent with our overall compensation philosophy, in particular, maintaining a larger component of overall compensation for Medivation’s highest level executive officers “at risk.” In addition, the Compensation Committee determined that Ms. Cohen’s compensation should be consistent with the other named executive officers (other than our Chief Executive Officer). As part of her initial compensation arrangements, the Compensation Committee approved, among other things, a base salary of $425,000, a bonus target level of 50% and an initial stock option to purchase 200,000 shares of our common stock exercisable at an exercise price of $19.21 per share, which was equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. The continued vesting of the stock option is subject to Ms. Cohen’s continuous employment with Medivation. The initial stock option vests as to one-fourth of the shares subject to the option on the first anniversary of the date of grant, and the remaining three-fourths of the shares vest monthly over three years thereafter in accordance with our standard employee vesting schedule. The Offer Letter also provides for severance benefits more expansive than for our other named executive officers, as described under “—Potential Payments Upon Termination or Change of Control—Termination and Change of Control Agreements and 2004 Plan Benefits—Offer Letter with Ms. Cohen” below.

Compensation Arrangements for Rohan Palekar

Mr. Palekar served as our Chief Commercial Officer from January 2008 to September 2011, when we entered into a separation agreement with him. Pursuant to the separation agreement, dated September 21, 2011, or the Separation Agreement, and in accordance with the terms of an existing change of control severance benefit agreement, Mr. Palekar received a lump sum severance of $627,900, representing 18 months of his base salary, and continued health insurance coverage for up to 18 months. We also agreed that the period during which Mr. Palekar could exercise his vested stock options would end on the earlier of June 30, 2012 or 30 days after our first public disclosure of top-line efficacy results from our AFFIRM trial. Mr. Palekar’s existing severance agreement with us, which was more expansive than for our other named executive officers, is described under “—Potential Payments Upon Termination or Change of Control—Termination and Change of Control Agreements and 2004 Plan Benefits—Separation Agreement with Rohan Palekar” below.

2012 Compensation for the Named Executive Officers

Base Salary and Annual Incentive Bonus Program

In the fourth quarter of 2011, our Compensation Committee reviewed and updated the peer group of companies to be used for our compensation benchmarking purposes, pursuant to the methodology described above. It then evaluated, with input from the Lapis Group, the 2011 base salaries and target bonus opportunities of our executive officers. The specific combination of base salary and target bonus opportunity for each executive officer was chosen primarily to target that officer’s total cash compensation to be at the 75th percentile of our peer group. Based on this benchmarking process, the Committee deemed it appropriate to increase our named executive officers’ base salaries, other than for Ms. Cohen, and target bonus opportunities for 2012. However, because the Compensation Committee continues to believe that a larger component of overall compensation for our executive officers should be “at risk,” the Compensation Committee increased 2012 base salaries less than target bonus levels for 2012. The Compensation Committee did not increase Ms. Cohen’s base salary for 2012 because, as a result of her recent hire, it determined her current base salary to be at the appropriate level. The Compensation Committee set 2012 base salaries and target bonus opportunities for our named executive officers to the levels described below.

2012 bonuses, if any, will be determined by our Compensation Committee in the fourth quarter of 2012. Our 2012 annual performance bonus payments, if any, will be based primarily on the achievement of the corporate performance goals approved by the Compensation Committee in December 2011. As was the case with our 2011 corporate objectives, our 2012 corporate objectives relate to pre-defined key operational metrics, including clinical development, regulatory and commercial goals related to enzalutamide. As in 2011, the Compensation Committee again set pre-established weightings for each 2012 corporate objective.

2012 Executive Equity Compensation

The Compensation Committee reviews our equity compensation program, including a comparison against companies in our revised peer group and our philosophy with regard to granting equity awards in the fourth quarter of the year. Accordingly, the Compensation Committee has not determined equity awards for 2012.

2012 Executive Compensation Summary

In December 2011, the Compensation Committee and our Board approved 2012 base salaries and 2012 annual incentive target bonus percentages for the named executive officers. Salary increases were made effective as of January 1, 2012. These decisions were based on the executive compensation philosophy principles discussed earlier in this discussion, including the peer company data and the advice of Lapis Group, our compensation consultant. The following table summarizes our approved 2012 salaries and bonus targets:

Name	2012 Base Salary ($)	Increase from 2011 Base Salary (%)	2012 Bonus Target (% of 2012 Base Salary)	Increase from 2011 Bonus Target (%)
Dr. Hung	$725,000	5.3%	80%	23.1%
Mr. Machado	464,200	7.0	60	20.0
Dr. Seely	464,200	4.0	60	20.0
Ms. Cohen	425,000	0.0	60	20.0

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2011, 2010 and 2009, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer, our two other executive officers at December 31, 2011 and one former executive officer who departed from Medivation during 2011. We refer to these executive officers and former executive officer as the “named executive officers” in this Proxy Statement.

SUMMARY COMPENSATION TABLE FOR FISCAL 2011

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (4)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
David T. Hung, M.D.	2011	$688,275	$—	(5)	$3,983,271		$894,758	$25,838	$5,592,142
President, Chief	2010	655,500	428,662		868,271		—	25,838	1,978,271
Executive Officer, Director (1)	2009	570,000	—		4,802,438		592,800	15,951	5,981,189

C. Patrick Machado	2011	433,650	—	(5)	1,660,690		433,650	10,790	2,538,780
Chief Business Officer	2010	413,000	214,325		434,136		—	16,405	1,077,866
and Chief Financial Officer	2009	365,000	—		1,690,458		240,000	26,448	2,321,906

Lynn Seely, M.D.	2011	446,250	—	(5)	1,660,690		446,250	25,838	2,579,028
Chief Medical Officer	2010	425,000	214,325		434,136		—	25,838	1,099,299
	2009	365,000	—		2,407,622		300,000	22,591	3,095,213

Cheryl Cohen	2011	137,034	—	(5)	3,271,185		136,233	10,067	3,554,519
Chief Commercial Officer (2)

Rohan Palekar	2011	288,726	—		21,251	(8)	—	677,685	987,662
Former Chief Commercial Officer (3)	2010	402,500	214,325		434,136		—	25,279	1,076,240
	2009	350,000	—		1,920,975		262,500	41,767	2,575,242

(1)	Dr. Hung is not compensated for his role as a director. The amount shown reflects compensation earned as an employee only.

(2)	Ms. Cohen joined Medivation in September 2011.

(3)	Mr. Palekar left Medivation in September 2011.

(4)	Represents the aggregate grant date fair value of stock option awards, RSUs, restricted stock awards, performance share awards, assuming the probable outcome of related performance conditions at threshold levels, and SARs, as applicable, granted during the applicable fiscal year and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. For a discussion of the valuation of these awards, please see Note 2(n) of the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in our Annual Report Form 10-K for the year ended December 31, 2011. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(5)	The shares subject to the performance share awards will be earned, if at all, upon determination by the Compensation Committee of actual achievement of the performance objectives as described under “Compensation Discussion and Analysis—Executive Compensation Program—Equity Compensation” above. As of the grant date and December 31, 2011, the achievement of the performance objectives was considered not “probable” of occurring. As a result, the grant date fair value of the performance share awards, for purposes of this table, is $0. The grant date fair value of each of the performance share awards, assuming the highest level of achievement had been met, is as follows:

	2011
Name	Dimebon Performance Share Awards ($)	Enzalutamide Performance Share Awards ($)
Dr. Hung	$509,026	$1,018,101
Mr. Machado	169,155	338,261
Dr. Seely	169,155	338,261
Ms. Cohen	169,155	338,261
Mr. Palekar	—	—

Please see “Compensation Discussion and Analysis—Executive Compensation Program—Equity Compensation” for additional information regarding the performance share awards granted in 2011. Given our decision to discontinue the development of dimebon in the first quarter of 2012, the dimebon tranche of performance shares will not be earned.

(6)	Represents amounts awarded to the named executive officers pursuant to our annual incentive bonus plans. For more information on our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Bonus Awards.”

(7)	Amounts consisted of cash payments made to the named executive officers in lieu of health care coverage paid by Medivation ($14,520 for Drs. Hung and Seely, and $0 for Messrs. Machado and Palekar and Ms. Cohen for the year ended December 31, 2011), group term life insurance premiums paid by Medivation ($1,518 for Drs. Hung and Seely, $990 for Mr. Machado, $701 for Mr. Palekar and $330 for Ms. Cohen) and employer matching contributions to our 401(k) Plan ($9,800 for each of Drs. Hung and Seely and Messrs. Machado and Palekar, and $9,737 for Ms. Cohen for the year ended December 31, 2011). With respect to Mr. Palekar, the amounts indicated for the year ended December 31, 2011 also included $666,708 for amounts paid under his Separation Agreement, dated September 21, 2011, which includes lump sum severance of $627,900 and $38,808 for continued health insurance coverage, and cost of living allowances in the amounts of $476.

(8)	Pursuant to Mr. Palekar’s Separation Agreement, his options were modified to extend the period during which he could exercise his vested stock options until the earlier of June 30, 2012 or 30 days after our first public disclosure of top-line efficacy results from our AFFIRM trial. This amount represents the fair market value of the modification of these awards in accordance with ASC 718.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2011, information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Target ($)	Threshold (#)	Maximum (#)
Dr. Hung
2011 Bonus Plan	—	$447,379	—	—	—		—	—
2004 Plan	12/9/11	—	5,217	10,433	—		—	$—	(5)
2004 Plan	12/9/11	—	10,434	20,867	—		—	—	(5)
2004 Plan	12/9/11	—	—	—	133,600	(3)	$48.79	3,983,271

Mr. Machado
2011 Bonus Plan	—	216,825	—	—	—		—	—
2004 Plan	12/9/11	—	1,734	3,467	—		—	—	(5)
2004 Plan	12/9/11	—	3,467	6,933	—		—	—	(5)
2004 Plan	12/9/11	—	—	—	55,700	(3)	48.79	1,660,690

Dr. Seely
2011 Bonus Plan	—	223,125	—	—	—		—	—
2004 Plan	12/9/11	—	1,734	3,467	—		—	—	(5)
2004 Plan	12/9/11	—	3,467	6,933	—		—	—	(5)
2004 Plan	12/9/11	—	—	—	55,700	(3)	48.79	1,660,690

Ms. Cohen
2011 Bonus Plan	—	70,833	—	—	—		—	—
2004 Plan	9/15/11	—	—	—	200,000	(6)	19.21	2,740,480
2004 Plan	12/9/11	—	1,734	3,467	—		—	—	(5)
2004 Plan	12/9/11	—	3,467	6,933	—		—	—	(5)
2004 Plan	12/9/11	—	—	—	17,800	(3)	48.79	530,705

Mr. Palekar
2004 Plan	—	209,300	—	—	—		—	—

(1)	The dollar amounts in this column represent the target amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2011 pursuant to our annual incentive bonus plan. The actual cash bonus award earned for the year ended December 31, 2011 for each named executive officer is set forth in the Summary Compensation Table above. Accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2011. Target amounts represent 65% of 2011 base salary for Dr. Hung and 50% of 2011 base salary for each of the other named executive officers, pro rated in the case of Ms. Cohen given her employment start date in late 2011. For a description of our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Bonus Awards.”

(2)	The amounts in this column represent performance share awards under the 2004 Plan. Please see “Compensation Discussion and Analysis—Executive Compensation Program—Equity Compensation” and “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Equity Awards.”

(3)	The indicated amounts represent SARs granted under the 2004 Plan. Please see “Compensation Discussion and Analysis—Executive Compensation Program—Equity Compensation” and “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Equity Awards.”

(4)	Represents the grant date fair value of each stock option, performance share award and SAR granted during the year ended December 31, 2011 calculated in accordance with ASC 718. For a discussion of the valuation of these awards, please see Note 2(n) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2011.

(5)	The shares subject to the performance share awards will be earned, if at all, upon determination by the Compensation Committee of actual achievement of the performance objectives as described under “Compensation Discussion and Analysis—Executive Compensation Program—Equity Compensation” above. As of the grant date, the achievement of the performance objectives was considered not “probable” of occurring. As a result, the grant date fair value of the performance share awards, for purposes of this table, is $0. See footnote 5 to the Summary Compensation Table above for more information regarding the grant date fair value for these awards at the maximum payout levels. Given our decision to discontinue the development of dimebon in the first quarter of 2012, the dimebon tranche of performance shares will not be earned.

(6)	The indicated amount represents options granted under the 2004 Plan. Please see “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Compensation Arrangements for Cheryl Cohen.”

COMPENSATION PLANS AND ARRANGEMENTS

Base Salaries

Base salary is the primary fixed compensation element in our executive compensation program. For more information regarding the base salaries we offer to our named executive officers, including with respect to determinations of the base salaries of our named executive officers for 2011, please see “Compensation Discussion and Analysis—Executive Compensation Program—Base Salary” and “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Base Salaries.”

Offer Letter

On August 31, 2011, we entered into an Offer Letter with Ms. Cohen setting forth her initial compensation package. For more information regarding the Offer Letter, please see “Compensation Discussion and Analysis—2011 Compensation for Named Executive Officers—Compensation Arrangements for Cheryl Cohen.”

Annual Bonus Plans

We maintain an annual incentive bonus program designed to reward our executive officers (as well as all our employees) for the achievement of our corporate objectives for the prior year. For more information on our annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Bonus Awards.”

Equity Awards

We have historically granted only stock options to executive officers under our 2004 Plan. However, we changed this practice in 2010 and 2011 by granting a combination of stock options and RSUs to our executive officers in 2010 and a combination of SARs and performance share awards in 2011.

Our practice is to grant stock options and SARs to executive officers under the 2004 Plan that vest ratably over a four-year period (the first 1/4th vest one year from the grant date and 1/48th each month thereafter until fully vested). Each of the SARs reflected in the table above titled “Grants of Plan-Based Awards in Fiscal 2011” vest according our standard vesting schedule, subject to continued service with Medivation and accelerated vesting as described below, have a ten year term, and were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Each RSU granted under the 2004 Plan represents a right to receive one share of our common stock. In the event that one or more RSUs vest, we will deliver one share of our common stock for each RSU that has vested. The RSUs we have granted to our executive officers vest as to one-third of the shares on each of the first, second and third anniversaries of the date of grant, subject to continued service with Medivation and accelerated vesting as described below. The shares subject to performance share awards granted to our executive officers, as reflected in the table above titled “Grants of Plan-Based Awards in Fiscal 2011,” will be earned, if at all, upon determination by the Compensation Committee of actual achievement of the related performance objectives, subject to continued service with Medivation and accelerated vesting as described below.

Other additional permissible terms of the equity awards that we grant under the 2004 Plan are as follows:

•

Stock Option Term and Exercisability. As noted above, the term of stock options granted under the 2004 Plan is generally 10 years (unless otherwise provided by the Board or the Compensation Committee). As a general matter, the vested portion of options granted to our named executive officers (and other employees) will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

•

Stock Option Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option granted under the 2004 Plan may include: cash, interest-bearing promissory note, shares of stock held for longer than six months, or other property acceptable to the Board or the Compensation Committee.

•

Settlement of SARs. As a general matter, SARs granted under the 2004 Plan may be settled in cash, shares of common stock based on its fair market value on the date the SAR is exercised, or a combination of the two, as determined by the Compensation Committee. However, until such time, if any, as our stockholders approve an increase to the number of shares of common stock available for issuance pursuant to the 2004 Plan, as requested in Proposal No. 2, the SARs granted to our executive officers in 2011 may be settled only in cash; following such approval, if it occurs, the SARs may be settled only in shares of common stock.

•

Equity Award Transfers. Equity awards generally may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and no right or interest of a participant in any award may be pledged, encumbered or hypothecated to or in favor of any party other than us or any of our subsidiaries, and no award may be subject to any lien, obligation or liability of a participant to any party other than us or any our subsidiaries. However, after the shares subject to a stock option have been issued, and all restrictions applicable to the shares have lapsed, any interest in the shares may be assigned, hypothecated, donated, encumbered or otherwise disposed of, provided that any of these actions are in compliance with the provisions of the award and applicable securities laws. Similarly, after the shares subject to an RSU award have been issued upon vesting, any interest in the shares may be assigned, hypothecated, donated, encumbered or otherwise disposed of, provided that any of these actions are in compliance with the provisions of the award and applicable securities laws. The Board or the Compensation Committee may allow awards other than incentive stock options to be transferable to certain permitted transferees (i.e., immediate family members for estate planning purposes). Incentive stock options are not transferable. If the Board or the Compensation Committee makes an award transferable, the award will contain additional terms and conditions as the Board or the Compensation Committee deems appropriate. Stock option and RSU awards may in no event be transferred if the participant receives consideration in connection with the transfer.

•

Early Exercisability. The Board or the Compensation Committee may provide that an optionee may, at any time before the optionee’s status as an employee, member of the Board or consultant to Medivation terminates, exercise the option granted to the optionee in whole or in part prior to the full vesting of the option. However, shares of stock acquired upon exercise of an option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Board or the Compensation Committee may determine in its sole discretion.

•

Change of Control. In the event of a change of control, as defined in the 2004 Plan, the vesting of all equity awards accelerates and all of the awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on the equity awards lapse immediately prior to the change of control.

Cash Severance Benefits

In January 2009, we entered into severance benefits agreements with Drs. Hung and Seely and Mr. Machado. In August 2011 and September 2011, we entered into the Offer Letter and a change of control severance benefit agreement, respectively, with Ms. Cohen. In September 2011, we entered into the Separation Agreement with Mr. Palekar. The terms of each of these agreements, which are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” below, provide for cash severance and change of control benefits.

Additional Benefits

For a description of additional benefits we offer to our named executive officers, including health and welfare benefits and participation in our 401(k) Plan, please see “Compensation Discussion and Analysis—Executive Compensation Program—Benefits and Perquisites.” In addition, as described under “Compensation Discussion and Analysis—2011 Compensation for the Named Executive Officers—Compensation Arrangements for Rohan Palekar,” we agreed to provide Mr. Palekar with cost of living allowance payments and relocation benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2011, information regarding outstanding equity awards at fiscal year end for the named executive officers. Mr. Palekar, our former Chief Commercial Officer, had no equity awards outstanding as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
Dr. Hung	150,000	—		$11.76	10/31/2016	—		—	—		—
	220,000	—		21.17	10/1/2017	—		—	—		—
	118,749	31,251	(1)	18.77	10/31/2018	—		—	—		—
	93,750	93,750	(2)	34.56	12/15/2019	—		—	—		—
	25,000	75,000	(3)	13.47	12/15/2020	—		—	—		—
	—	133,600	(4)	48.79	12/9/2021	—		—	—		—
	—	—		—	—	22,223	(5)	$1,024,703	—		—
	—	—		—	—	—		—	5,217	(6)	$240,556
	—	—		—	—	—		—	10,434	(7)	481,112

Mr. Machado	150,000	—		11.76	10/31/2016	—		—	—		—
	103,647	—		21.17	10/1/2017	—		—	—		—
	59,374	15,626	(1)	18.77	10/31/2018	—		—	—		—
	33,000	33,000	(2)	34.56	12/15/2019	—		—	—		—
	12,500	37,500	(3)	13.47	12/15/2020	—		—	—		—
	—	55,700	(4)	48.79	12/9/2021	—		—	—		—
	—	—		—	—	11,111	(5)	512,328	—		—
	—	—		—	—	—		—	1,734	(6)	79,955
	—	—		—	—	—		—	3,467	(7)	159,863

Dr. Seely	66,000	—		3.60	3/14/2015	—		—	—		—
	150,000	—		21.17	10/1/2017	—		—	—		—
	59,374	15,626	(1)	18.77	10/31/2018	—		—	—		—
	47,000	47,000	(2)	34.56	12/15/2019	—		—	—		—
	12,500	37,500	(3)	13.47	12/15/2020	—		—	—		—
	—	55,700	(4)	48.79	12/9/2021	—		—	—		—
	—	—		—	—	11,111	(5)	512,328	—		—
	—	—		—	—	—		—	1,734	(6)	79,955
	—	—		—	—	—		—	3,467	(7)	159,863

Ms. Cohen	—	200,000	(8)	19.21	9/15/2021	—		—	—		—
	—	17,800	(4)	48.79	12/9/2021	—		—	—		—
	—	—		—	—	—		—	1,734	(6)	79,955
	—	—		—	—	—		—	3,467	(7)	159,863

(1)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on October 31, 2009, and the remaining shares subject to the option have vested and continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on October 1, 2012.

(2)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on December 15, 2010, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on December 1, 2013.

(3)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vest on December 15, 2011, and the remaining shares subject to the option vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on December 1, 2014.

(4)	These SARs vest according to the following schedule: one quarter of the shares subject to the award vest on December 9, 2012, and the remaining shares subject to the award vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the SARs will become fully vested on December 1, 2015.

(5)	The shares subject to this RSU vest according to the following schedule: one third of the shares vested on December 10, 2011, one third of the shares vest on December 10, 2012 and one third of the shares vest on December 10, 2013.

(6)	This amount represents the threshold number of shares subject to this performance share award. The performance shares will be earned, if at all, upon determination by the Compensation Committee of actual achievement of performance objectives. The maximum number of performance shares eligible to be earned is based on Medivation’s first sale of dimebon occurring by a specified date, and the threshold number of performance shares eligible to be earned is based on Medivation’s first sale of dimebon occurring during the term of the performance share award.

(7)	This amount represents the threshold number of shares subject to this performance share award. The performance shares will be earned, if at all, upon determination by the Compensation Committee of actual achievement of performance objectives. The maximum number of performance shares eligible to be earned is based on Medivation’s first sale of enzalutamide occurring by a specified date, and the threshold number of performance shares eligible to be earned is based on Medivation’s first sale of enzalutamide occurring during the term of the performance share award.

(8)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vest on September 15, 2012, and the remaining shares subject to the option will vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on September 1, 2015.

(9)	Represents the market value of the unvested shares subject to the indicated RSU based on the closing price of our common stock on December 30, 2011, which was $46.11 per share.

(10)	Represents the market value of the unearned shares subject to the indicated performance share award at the threshold level based on the closing price of our common stock on December 30, 2011, which was $46.11 per share.

OPTION EXERCISES AND STOCK VESTED

The following table shows information regarding option exercises and stock vested during the fiscal year ended December 31, 2011 with respect to the named executive officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Dr. Hung	—	—	11,110	$542,057
Mr. Machado	—	—	5,555	271,028
Dr. Seely	150,000	$1,933,162	5,555	271,028
Mr. Palekar	319,998	5,934,941	834	13,277

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day preceding the vesting date, multiplied by the number of shares that vested on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination and Change of Control Agreements and 2004 Plan Benefits

We have entered into severance benefits agreements with each of our named executive officers, the Offer Letter with Ms. Cohen and the Separation Agreement with Mr. Palekar. In addition, our 2004 Plan provides each named executive officer with change of control vesting acceleration and post-termination stock option exercise period benefits. The following is a summary of the terms of the severance benefits agreements, the Offer Letter, the Separation Agreement and the accelerated vesting and post-termination exercise period provisions of our 2004 Plan.

Change of Control Severance Benefits Agreement with David Hung, M.D. The change of control severance benefits agreement we entered into with Dr. Hung, or the CEO Agreement, provides Dr. Hung with severance and change of control benefits. If we terminate Dr. Hung without “cause” or if Dr. Hung resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Hung will be entitled to a lump sum payment equal to 24 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 24 months, both of which are subject to certain conditions, including Dr. Hung’s execution of a binding release of claims, his confirmation in writing that he will be continue to be bound by Medivation’s confidential information and inventions assignment agreement, and his prompt resignation from the Board if so requested by a majority of the Board. The term of the CEO Agreement currently expires on December 31, 2012, with automatic annual extensions thereafter unless notice of nonrenewal is provided by Medivation before December 31 of the preceding year.

Change of Control Severance Benefits Agreement with Lynn Seely, M.D., C. Patrick Machado and Cheryl Cohen. The change of control severance benefits agreements we entered into with Dr. Seely, Mr. Machado and Ms. Cohen, or the Officer Agreements, provide these named executive officers with severance and change of control benefits. If we terminate Dr. Seely, Mr. Machado or Ms. Cohen without “cause” or if Dr. Seely, Mr. Machado or Ms. Cohen resigns with “good reason” on or within 12 months following a “change of control,”

then Dr. Seely, Mr. Machado or Ms. Cohen, as applicable, will be entitled to a lump sum payment equal to 18 months of his or her base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, subject in each case to certain conditions, including the named executive officer’s execution of a binding release of claims and his or her confirmation in writing that he or she will be continue to be bound by Medivation’s confidential information and inventions assignment agreement. The term of each Officer Agreement currently expires on December 31, 2012, with automatic annual extensions thereafter unless notice of nonrenewal is provided by Medivation before December 31 of the preceding year.

For purposes of each of the above severance benefits agreements, “cause” generally includes a material failure by the named executive officer to perform his or her duties or the named executive officer’s intentional, material breach of any agreement with Medivation, in each case after an applicable cure period, or the named executive officer’s personal dishonesty, breach of fiduciary duty or engagement in willful misconduct. “Good reason” generally includes Medivation materially reducing the named executive officer’s base salary or benefits, Medivation materially diminishing the named executive officer’s authority, duties or responsibilities, or Medivation requiring the named executive officer to be based more than 25 miles from the executive officer’s current office location, in each case without the consent of the named executive officer, or a material breach by Medivation of the applicable severance benefits agreement. The definition of “change of control” for purposes of each of the above severance benefits agreements is the same definition as used in our 2004 Plan, as described below.

Under each of the above severance benefits agreements, in the event that any severance benefits paid pursuant to the applicable agreement or otherwise (including under our 2004 Plan) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, the applicable named executive officer’s benefits would be reduced to the extent necessary so that no portion of any payments would be subject to the excise tax. In addition, the timing of the severance payments provided for under each of the above severance benefits agreements may be deferred for up to six months if these payments would constitute “deferred compensation” under Section 409A of the Code (in which case, the deferred payments would be made in a lump sum following the end of the deferral period, with the balance being paid thereafter on the original payment schedules described above).

Offer Letter with Cheryl Cohen. Pursuant to the terms of Ms. Cohen’s Offer Letter, we agreed to provide Ms. Cohen with severance payments in the event we terminated her employment without “cause” upon, or within 12 months of, a negative readout from our AFFIRM trial. The severance payments were to consist of continued payment of Ms. Cohen’s base salary on our regular payroll schedule for up to 12 months following the termination of her employment, subject to certain conditions and Ms. Cohen’s execution of a binding release of claims. However, we announced positive results from the AFFIRM trial and, accordingly, Ms. Cohen was not, as of December 31, 2011, and will not be, entitled to the severance payments under this provision in the event of her termination.

2004 Plan Benefits. In the event of a change of control, as defined in the 2004 Plan, the vesting of all equity awards accelerates and all awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on the equity awards lapse, immediately prior to the change of control. Under the 2004 Plan, a “change of control” generally includes the acquisition by any person or group of 50% or more of our voting securities (subject to exceptions), certain incumbent directors ceasing to constitute a majority of our Board, our merger, consolidation, reorganization, sale of assets or other extraordinary corporate transaction unless our outstanding voting securities continue to represent at least a majority of the combined voting power of the surviving corporation, or our liquidation or dissolution. The 2004 Plan, and the forms of option agreements thereunder, also provide for an extended post-termination stock option exercise period in the event of a termination due to death or disability. As a general matter, the vested portion of options granted to our named executive officers will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

Separation Agreement with Rohan Palekar. On September 21, 2011, we entered into the Separation Agreement with Mr. Palekar. Pursuant to the Separation Agreement and in accordance with the terms of the change of control severance benefit agreement we entered into with Mr. Palekar upon our hiring him as Chief Commercial Officer in 2008, we paid Mr. Palekar lump sum severance in the amount of $627,900, which represents 18 months of his base salary. In addition, Mr. Palekar is eligible to receive amounts necessary to continue his then-current health insurance coverage for up to 18 months, less standard withholdings and deductions. We also agreed that the period during which Mr. Palekar could exercise his vested stock options would end on the earlier of June 30, 2012 or 30 days after our first public disclosure of top-line efficacy results from our AFFIRM trial. As a condition of receiving these benefits, Mr. Palekar provided Medivation a general release of claims.

Calculation of Termination and Change of Control Benefits

Drs. Hung and Seely, Mr. Machado and Ms. Cohen. The table below identifies the potential payments that each of our named executive officers, other than Mr. Palekar, would have received in the event of change of control (with respect to acceleration of stock vesting) or a termination without cause or by the named executive officer for good reason in connection with a change of control. The figures below assume that the change of control or termination each occurred on December 31, 2011. All of the potential payments and benefits listed in the table below are payments or benefits that would have been made pursuant to the terms of the severance benefits agreements described above, and with respect to stock option, RSU, SAR and performance share award vesting acceleration, pursuant to the terms of the 2004 Plan. For purposes of the below table, we have assumed that none of the potential payments and benefits would be subject to the excise tax imposed by Section 4999 of the Code and therefore reduced in accordance with the terms of the severance benefits agreements.

Mr. Palekar. Mr. Palekar’s employment terminated September 2, 2011. Accordingly, the table below reflects the payments Mr. Palekar received or is entitled to under his Separation Agreement.

Name	Acceleration of Option Vesting ($) (1)	Acceleration of Restricted Stock and RSU Vesting($) (2)	Acceleration of Stock Appreciation Rights Vesting ($) (3)	Acceleration of Performance Share Award Vesting ($) (4)	Lump Sum Cash Severance Payment ($) (5)	Continuation of Benefits ($) (6)		Total ($)
Dr. Hung	$4,385,215	$1,024,703	—	$1,443,243	$1,376,550	—	(7)	$8,229,710
Mr. Machado	2,032,365	512,328	—	479,544	650,475	14,300		3,689,012
Dr. Seely	2,194,065	512,328	—	479,544	669,375	—	(7)	3,855,312
Ms. Cohen	5,380,000	—	—	479,544	637,500	329		6,497,373
Mr. Palekar	—	—	—	—	627,900	38,808		666,708

(1)	The amounts listed in this column represent the (i) difference between the exercise price of unvested options and the closing price of our common stock on December 30, 2011, which was $46.11, multiplied by (ii) the number of unvested shares subject to the options.

(2)	The amounts listed in this column represent the number of unvested shares subject to the RSU award multiplied by the closing price of our common stock on December 30, 2011.

(3)	SARs may be exercised for an amount determined by multiplying (i) the difference obtained by subtracting the exercise price per share of the SARs from the fair market value of our common stock on the date of exercise by (ii) the number of shares with respect to which the SARs were exercised. However, the exercise price of SARs held by the named executive officers as of December 31, 2011 was $48.79, and the closing price of our common stock on December 30, 2011 was $46.11. As a result, none of the outstanding SARs held by our named executive officers as of December 31, 2011 were in the money.

(4)	The amounts listed in this column represent the maximum number of unearned shares subject to performance share awards multiplied by the closing price of our common stock on December 30, 2011, which was $46.11.

(5)	The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.

(6)	Represents the present value of the continuation of our current employee benefits, including medical, dental, and vision insurance for the full term set forth under the severance benefits agreements described above, assuming in each case, other than for Mr. Palekar, that the named executive officer elects to receive the benefits. Under these agreements, payments of premiums for continued health insurance coverage under COBRA would continue for the full term set forth under the applicable severance benefits agreement unless the named executive officer earlier secures health benefits through a subsequent employer or the date the named executive officer and his or her dependents are no longer eligible for COBRA benefits.

(7)	As of December 31, 2011, the named executive officer was not enrolled in a group health plan sponsored by us, and as such would not have been eligible to receive payments of premiums for continued health insurance coverage under COBRA had the change of control and termination occurred on that date.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation and options to purchase shares of our common stock for their services as members of the Board. The following table shows, for the fiscal year ended December 31, 2011, information with respect to the compensation of all of our non-employee directors. Dr. Hung, our Chief Executive Officer, receives no additional compensation for his services as director.

DIRECTOR COMPENSATION FOR FISCAL 2011

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2) (3)	Total ($)
Kim D. Blickenstaff	$54,000	$237,023	$291,023
Daniel D. Adams	59,500	237,023	296,523
Gregory H. Bailey, M.D.	47,000	237,023	284,023
W. Anthony Vernon	53,000	237,023	290,023

(1)	Amounts in this column represent the aggregate grant date fair value of stock option awards granted during the year ended December 31, 2011 calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth Note 2(n) “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Each non-employee director was granted an option award to purchase 15,000 shares of common stock at an exercise price of $22.00 on July 15, 2011. For each director, the grant date fair value of the stock option award was $237,023.

(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2011 was as follows: 151,900 shares for Mr. Blickenstaff; 171,520 shares for Mr. Adams; 140,950 shares for Dr. Bailey; and 176,900 shares for Mr. Vernon.

Cash Compensation Arrangements

For the year ended December 31, 2011, each of our non-employee directors received each of the applicable retainers and fees set forth below for serving as a member of the Board, Chairman of the Board or as a committee chair and/or attending Board and committee meetings:

Retainer/Fee Category	Amount($)
Annual Retainer, all members	$30,000
Additional Annual Retainer for Chairman	10,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	7,500
Compensation Committee	5,000
Nominating and Corporate Governance Committee	5,000
Fee per Board Meeting:
Attended in Person	2,000
Attended Telephonically	1,000
Fee per Committee Meeting:
Attended in Person	1,000
Attended Telephonically	500

In addition, our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meetings.

In December 2011, based on a review of director compensation at peer companies provided by Lapis Group, the Board approved new director compensation arrangements for our non-executive directors to be effective beginning in the year ending December 31, 2012, including the following cash compensation arrangements:

Retainer/Fee Category	Amount($)
Annual Retainer, all members	$35,000
Additional Annual Retainer for Chairman	30,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	7,500
Additional Annual Retainer for Committee Members:
Audit Committee	5,000
Compensation Committee	3,000
Nominating and Corporate Governance Committee	2,500
Fee per Board Meeting:
Attended in Person	2,000
Attended Telephonically	1,000
Fee per Committee Meeting:
Attended in Person	1,000
Attended Telephonically	500

Under the new non-employee director cash compensation arrangement, we will continue to reimburse our non-employee directors for out-of-pocket expenses incurred in attending Board and Board committee meetings.

Equity Compensation Arrangements

Under the director compensation arrangements in place for the year ended December 31, 2011, upon initial election to the Board, each non-employee director was entitled to receive an initial grant of an option to purchase 60,000 shares of our common stock under the 2004 Plan. The options are subject to a four-year vesting schedule as follows: one-quarter of the shares subject to the option vest on the first anniversary of the date of grant, and the remainder of the shares subject to the option vest on a monthly basis thereafter over the ensuing three years. Under the new director compensation arrangements beginning in the year ending December 31, 2012, upon initial election to the Board, each non-employee director will instead receive an initial grant of an option to purchase 30,000 shares of our common stock under the 2004 Plan.

In addition to the initial stock option grants, under the director compensation arrangements in place for the year ended December 31, 2011, each non-employee director was entitled to received an annual grant of an option to purchase 15,000 shares of our common stock at the next available date of grant pursuant to our Stock Option Grant Date Policy, which is the earlier of the 15th day of the month or the last day of the month following the date of the annual meeting of stockholders for the applicable year. Under the new director compensation arrangements beginning in the year ending December 31, 2012, each non-employee director will instead receive an annual grant of an option to purchase 7,500 shares of our common stock under the 2004 Plan. These annual option grants are subject to a four-year vesting schedule as follows: one-quarter of the shares subject to the option vest on the first anniversary of the date of grant, and the remainder of the shares subject to the option vest on a monthly basis thereafter over the ensuing three years. All stock options are granted to our directors with an exercise price equal to 100% of the fair market value of our common stock on the date of grant. Other terms of the stock options granted under the 2004 Plan, including provisions providing for the accelerated vesting, are described above under “Executive Compensation—Compensation Plans and Arrangements—Equity Awards.”

Processes and Procedures for Determining Director Compensation

The Compensation Committee and the Board periodically consider and determine director compensation with the input of our Chief Executive Officer and outside compensation consultants as they deem appropriate. For example, as noted above, in December 2011, we engaged Lapis Group to conduct a review of our compensation policies for directors as well as to perform a study of director compensation policies at companies comparable to Medivation. As a result of that review and study, the Board adjusted our director compensation program to that as set forth above to be at or below the median of the compensation received by members of the boards of directors of companies comparable to Medivation, with cash compensation increases being offset by reductions in equity compensation.

TRANSACTIONS WITH RELATED PERSONS

PROCEDURES FOR REVIEW OF RELATED-PERSON TRANSACTIONS

We have not adopted a written related-person transactions policy. However, our Audit Committee is responsible for reviewing and providing oversight of all related-person transactions on an ongoing basis under the charter of the Audit Committee (as well as under applicable NASDAQ listing standards), and the charter of the Audit Committee requires that all of these transactions must be approved by the Audit Committee. For these purposes, “related-person transactions” are generally those transactions required to be disclosed by us in proxy statements and annual reports that we file with the SEC in which certain categories of enumerated persons (including our executive officers and directors and their immediately family members, as well as our significant stockholders) have a direct or indirect material interest. In approving or rejecting a proposed related-person transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including but not limited to the risks, costs and benefits to Medivation, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. In the future, the Audit Committee may determine to adopt a formal policy regarding related-person transactions in which event, we will promptly post the policy on our website.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation provides for the indemnification of our officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our bylaws further provide that our directors and officers shall be indemnified, under the circumstances and to the extent provided therein, for all expenses incurred by a director or officer in any suit or proceeding to which a director or officer is made a party by reason of the fact that he or she is or was a director or officer of Medivation, and shall otherwise be amended to the fullest extent permitted under Delaware law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This procedure also reduces our printing costs and postage fees and conserves natural resources.

This year, a number of brokers with account holders who are Medivation stockholders will be “householding” Notices and, if applicable, our annual report and other proxy materials. A single Notice and, if applicable, a single set of our annual report and proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a single set of our annual report and proxy materials, please notify your broker or Medivation. To contact us, direct your written request to Corporate Secretary, Medivation, Inc., at 201 Spear Street, 3rd Floor, San Francisco, California 94105 or contact our Corporate Secretary at (415) 543-3470. If you revoke your consent, we will promptly deliver to you a separate copy of the Notice and, if applicable, a single set of our annual report and proxy materials. Stockholders who currently receive multiple copies of the Notice or our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on the matters in accordance with their best judgment.

By Order of the Board of Directors,

C. Patrick Machado

Secretary

June     , 2012

A copy of Medivation’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Corporate Secretary, Medivation, Inc., 201 Spear Street, 3rd Floor, San Francisco, California 94105.

ANNEX A

MEDIVATION, INC.

AMENDED AND RESTATED

2004 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

1.1 General. The purpose of the Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Medivation, Inc. (the “Company”) by linking the personal interests of the members of the Board, employees, consultants, officers, and executives of the Company and any Subsidiary, to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, employees, consultants, officers, and executives of the Company and its Subsidiaries upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The original effective date of the Plan was March 15, 2004. The Plan was first amended and restated effective May 30, 2007. This further amended and restated Plan will be effective on the date it is approved by the Company’s stockholders (the “Amendment and Restatement Effective Date”).

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. The following words and phrases shall have the following meanings:

(a) “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Dividend Equivalents award, a Stock Payment award, a Restricted Stock Unit award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means and includes each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this subsection (e): an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this subsection (e)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a “Change of Control” if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (y) it constitutes the Company’s initial public offering of its securities; or (z) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Committee in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the committee of the Board described in Article 12.

(g) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(h) “Director” means a director of the Company or any Subsidiary.

(i) “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.

(j) “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

(k) “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary. A person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. Neither service as a director nor payment of a director’s fee by the Company shall be sufficient, by itself, to constitute “employment” by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, as of any date, the value of Stock determined as follows:

(i) If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, or if the Stock is not traded on such date, on the next preceding date as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the date of determination, or if the Stock is not traded on such date, on the next preceding date, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

(n) “Full Value Award” means any Award other than an Option or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

(o) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(p) “Non-Employee Director” means a Director who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b) (3) of the Exchange Act, or any successor definition adopted by the Board.

(q) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(r) “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(s) “Participant” means a person who, as a Director, consultant to the Company or any Subsidiary or Employee, has been granted an Award pursuant to the Plan.

(t) “Performance-Based Award” means an Award granted to select Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9.

(u) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), net losses, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(v) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(w) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(x) “Performance Share” means a right granted to a Participant pursuant to Article 8, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(y) “Plan” means this Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan, as it may be amended from time to time.

(z) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m) (4) (C) of the Code.

(aa) “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and to risk of forfeiture.

(bb) “Restricted Stock Unit” means a right to receive a share of Stock during specified time periods pursuant to Article 8.

(cc) “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 11.

(dd) “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

(ee) “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 8.

(ff) “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 9,300,000 shares.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be treated as issued under this Plan and shall be deducted from the aggregate number of shares which may be issued under Section 3.1(a). In addition, for purposes of determining the number of shares of Stock issuable or transferred pursuant to Section 3.1(a), each share of Stock which is issued or transferred pursuant to a Full Value Award, shall be treated as if 1.4 shares of Stock had been so issued or transferred. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

(c) Notwithstanding the provisions of this Section 3.1, no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Code Section 422.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during a calendar year shall be 1,000,000 and the maximum amount that may be paid in cash during any calendar year with respect to any Performance-Based Award shall be $5,000,000.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.

(a) General. Persons eligible to participate in this Plan include Employees, consultants to the Company or any Subsidiary and all members of the Board, as determined by the Committee.

(b) Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan.

4.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than par value of a share of Stock on the date of grant. If the exercise price of an Option is less than Fair Market Value on the date of grant, such Option shall be treated as a Full Value Award for purposes of the share counting provisions of Section 3.1(b).

(b) Time And Conditions Of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, provided that the term of any Option granted under the Plan shall not exceed ten years, and provided further, that in the case of a Non-Qualified Stock Option, such Option shall be exercisable for one year after the date of the Participant’s death. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note bearing interest at such rate as is a market rate of interest and which also precludes the imputation of interest under the Code, shares of Stock held for longer than six months having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k).

(d) Evidence Of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2:

(a) Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.

(b) Expiration Of Option. An Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events:

(1) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(2) One year after the date of the Participant’s termination of employment or service on account of Disability or death, unless in the case of death a shorter or longer period is designated in the Award Agreement. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(c) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(e) Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (1) two years from the date of grant of such Incentive Stock Option or (2) one year after the transfer of such shares of Stock to the Participant.

(f) Expiration Of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after May 30, 2017.

(g) Right To Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

5.3 Early Exercisability. The Committee may provide in the terms of a Participant’s Award Agreement that the Participant may, at any time before the Participant’s status as an Employee, member of the Board or consultant to the Company terminates, exercise the Option(s) granted to such Participant in whole or in part prior to the full vesting of the Option(s); provided, however, shares of Stock acquired upon exercise of an Option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Committee may determine in its sole discretion.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

6.2 Issuance and Restrictions. Subject to Section 10.6, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, subject to Section 10.6 as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that subject to Section 10.6, the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates For Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

7.2 Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to a Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Participant (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Stock on the date of exercise of the CSAR by the number of shares of Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

7.3 Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Stock as the Committee may determine. The exercise price per share of Stock subject to each ISAR shall be set by the Committee; provided, however, that, the Committee in its sole and absolute discretion may provide that the ISAR may be exercised subsequent to a termination of employment or service, as applicable, or following a Change of Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Participant (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Stock on the date of exercise of the ISAR by the number of shares of Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

7.4 Payment and Limitations.

(a) Payment of the amounts determined under Section 7.2(c) and 7.3(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.2(c) or 7.3(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

(c) To the extent that the exercise price per share of an ISAR or CSAR is less than the Fair Market Value of a share of Stock on the date of grant, then such Stock Appreciation Right shall be treated as a Full Value Award under the share counting provisions of Section 3.1(b).

(d) No Stock Appreciation Right shall have a term of more than ten years.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Participant selected by the Committee may be granted one or more Performance Share awards which may be denominated in a number of shares of Stock or in a dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Dividend Equivalents.

(a) Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

(b) Dividend Equivalents granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

8.3 Stock Payments. Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.4 Restricted Stock Units. Any Participant selected by the Committee may be granted an award of Restricted Stock Units in the manner determined from time to time by the Committee. The number of Restricted Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Restricted Stock Unit will not be issued until the Restricted Stock Unit has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and the Stock underlying the Restricted Stock Units has been issued.

8.5 Term. The term of any Award of Performance Shares, Dividend Equivalents, Stock Payments or Restricted Stock Units shall be set by the Committee in its discretion.

8.6 Exercise or Purchase Price. The Committee may establish the exercise or purchase price of any Award of Performance Shares, Restricted Stock Units or Stock Payments; provided, however, that such price shall not be less than the par value of a share of Stock, unless otherwise permitted by applicable state law.

8.7 Exercise Upon Termination of Employment or Service. An Award of Performance Shares, Dividend Equivalents, Restricted Stock Units and Stock Payments shall only be exercisable or payable while the Participant is an Employee, consultant to the Company or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Dividend Equivalents, Stock Payments or Restricted Stock Units may be exercised or paid subsequent to a termination of employment or service, as applicable, upon or following a Change of Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise.

8.8 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.9 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by a written Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures With Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer may be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for by gift for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. A transfer of an Award under this Section 10.3 shall be permitted only if the Participant receives no consideration in connection with such transfer.

10.4 Beneficiaries. Notwithstanding Section 10.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the

Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

10.6 Full Value Award Vesting Limitations. Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards may fully vest upon the death or Disability of the Participant, and upon a Change in Control.

ARTICLE 11

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other extraordinary distribution (other than normal cash dividends) of Company assets to stockholders (including extraordinary dividends), or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments to reflect such change with respect to (i) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code. The form and manner of any such adjustments shall be determined in the sole discretion of the Committee.

11.2 Effect of a Change of Control. In the event of a Change of Control, then all of a Participant’s unvested Awards shall become fully exercisable and/or payable as applicable, and all forfeiture restrictions on such Awards shall lapse, immediately prior to such Change of Control. Upon, or in anticipation of, a Change of Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

11.3 Outstanding Awards—Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

11.4 Outstanding Awards—Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

11.5 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 12

ADMINISTRATION

12.1 Committee. Unless and until the Board delegates administration to a Committee as set forth below, the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee shall consist solely of two or more members of the Board each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a Non-Employee Director. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not “outside directors,” within the meaning of Section 162(m) of the Code the authority to grant awards under the Plan to eligible persons who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors, the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board may abolish the Committee at any time and/or revest in the Board the administration of the Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

12.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 13

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. This amended and restated Plan will be effective on the Amendment and Restatement Effective Date. Awards in excess of the number of shares of Stock available for issuance under the Plan as of May 30, 2007 may be granted or awarded prior to the Amendment and Restatement Effective Date, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse prior to the Amendment and Restatement Effective Date, and provided further that if stockholder approval of the amended and restated Plan has not been obtained within twelve-months of the approval of the Board of the amended and restated Plan, all such Awards shall thereupon be canceled and become null and void.

13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after May 30, 2017. Any Awards that are outstanding on May 30, 2017 shall remain in force according to the terms of the Plan and the applicable Award Agreement. Each Award Agreement shall provide that it will expire on the tenth anniversary of the date of grant of the Award to which it relates.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant or (iii) results in a material increase in benefits or a change in eligibility requirements. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or SAR may be amended to reduce the per share exercise price or base price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option or SAR is granted and, except as permitted by Article 11, no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR having a higher per share exercise price.

14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2 No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government And Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14 Appendices. The Committee may approve such supplements to, or amendments, or appendices to, the Plan as it may consider necessary or appropriate for purposes of compliance with applicable laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements, amendments or appendices shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan.

15.15 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Amendment and Restatement Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Amendment and Restatement Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Amendment and Restatement Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

ANNEX B

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEDIVATION, INC.

MEDIVATION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Medivation, Inc. (the “Corporation”).

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 19, 1995, as restated on June 12, 1996.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The first sentence of Article the FOURTH of the Corporation’s Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock of which the Corporation shall have the authority to issue is 86,000,000, of which 85,000,000 shall be shares of Common Stock, par value $0.01 per share, and 1,000,000 shall be Preferred Stock, par value $0.01 per share.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MEDIVATION, INC. has caused this Certificate of Amendment to be signed by its Chief Business Officer and Chief Financial Officer this                      day of                     , 2012.

MEDIVATION, INC.

By:
C. Patrick Machado
Chief Business Officer and Chief Financial Officer

B-1

ANNEX C

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEDIVATION, INC.

MEDIVATION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Medivation, Inc. (the “Corporation”).

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 19, 1995, as restated on June 12, 1996.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article the FOURTH of the Corporation’s Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock of which the Corporation shall have the authority to issue is [                    ]1, of which [                     ]1 shall be shares of Common Stock, par value $0.01 per share, and 1,000,000 shall be Preferred Stock, par value $0.01 per share.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each one (1) share of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reconstituted and converted into two (2) shares of Common Stock, par value $0.01 per share, of the Corporation.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MEDIVATION, INC. has caused this Certificate of Amendment to be signed by its Chief Business Officer and Chief Financial Officer this                      day of                     , 2012.

MEDIVATION, INC.

By:
C. Patrick Machado
Chief Business Officer and Chief Financial Officer

[1]	The number of shares of the Corporation’s total authorized common stock would be increased on a proportionate basis assuming that the Corporation’s Board of Directors elects to effect the stock split, which proportionate increase will be based on the number of shares of common stock authorized at the time the Board of Directors elects to effect the stock split.

C-1

ANNUAL MEETING OF STOCKHOLDERS OF

MEDIVATION, INC.

July 13, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 13, 2012:

The proxy statement and annual report to stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=08317

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20530030303030000000 5	071312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES FOR DIRECTOR LISTED BELOW,

“FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4, “FOR” PROPOSAL 5 AND “FOR” PROPOSAL 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
1.	To elect the nominees for director named below to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.				2.	To approve Medivation’s Amended and Restated 2004 Equity Incentive Award Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,800,000 shares (on a pre-split basis) and to approve the plan’s performance criteria and award limits.	☐	☐	☐
		NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O	Daniel D. Adams Gregory H. Bailey, M.D. Kim D. Blickenstaff David T. Hung, M.D. W. Anthony Vernon		3.	To approve an amendment to Medivation’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Medivation’s common stock from 50,000,000 shares to 85,000,000 shares (on a pre-split basis).	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					4.	To approve an amendment to Medivation’s Restated Certificate of Incorporation, as amended, to effect a two-for-one stock split, with a proportionate increase in the number of authorized shares of Medivation’s common stock.	☐	☐	☐
					5.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Medivation’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

					6.	To approve, on an advisory basis, the compensation of Medivation’s named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐

This proxy card, when properly executed, will be voted in the manner directed by the undersigned stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” for
Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4,
“FOR” Proposal 5 and “FOR” Proposal 6. If any other matters are properly brought before the meeting, the persons named on this proxy will vote those
					matters in accordance with their best judgment.

					THANK YOU FOR VOTING

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	0	■

	PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

	MEDIVATION, INC.

	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEDIVATION, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2012 Annual Meeting of Stockholders of Medivation, Inc. and the accompanying proxy statement, and appoints C. Patrick Machado and David T. Hung, M.D., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Medivation, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2012 Annual Meeting of Stockholders of Medivation, Inc. to be held on July 13, 2012 at 8:30 a.m. Pacific time at the offices of Cooley LLP, outside counsel to Medivation, Inc., located at 101 California Street, 5th Floor, San Francisco, California 94111, and at any adjournment(s) or postponement(s) thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

This proxy card, when properly executed, will be voted in the manner directed by the undersigned stockholder(s), with discretionary authority as to any and all other matters that may properly come before the meeting. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” for Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “FOR” Proposal 5 and “FOR” Proposal 6. If any other matters are properly brought before the meeting, the persons named on this proxy will vote those matters in accordance with their best judgment.

	(Continued and to be voted on the reverse side)

■	14475	■